EXHIBIT 2.1
Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT
REGARDING THE SALE AND PURCHASE OF ALL OF THE MEMBERSHIP INTERESTS OF

AMERON POLE PRODUCTS LLC

AMONG

NATIONAL OILWELL VARCO, L.P.,

AS SELLER,

CEMC SERVICES, LLC,

AS BUYER,

AND SOLELY FOR THE PURPOSES OF SECTION 6.3(c) and SECTION 6.12,
ARCOSA INC.,
AS BUYER GUARANTOR

TABLE OF CONTENTS
TABLE OF CONTENTS    I
MEMBERSHIP INTEREST PURCHASE AGREEMENT    1
RECITALS    1
ARTICLE I DEFINITIONS    1
ARTICLE II PURCHASE AND SALE    13
Section 2.1    Purchase and Sale    13
Section 2.2    Purchase Price    13
Section 2.3    Purchase Price Adjustment    14
Section 2.4    Time and Place of Closing    16
Section 2.5    Closing Deliveries of Seller    16
Section 2.6    Closing Deliveries of Buyer    17
Section 2.7    Withholding    18
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO SELLER    18
Section 3.1    Organization and Existence    18
Section 3.2    Authority; Authorization of Agreement    18
Section 3.3    Ownership    19
Section 3.4    Consents and Approvals; No Violations    19
Section 3.5    Brokers    19
Section 3.6    Litigation    20
Section 3.7    No Other Representations and Warranties    20
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE COMPANY    20
Section 4.1    Organization and Existence    20
Section 4.2    Capitalization    21
Section 4.3    Consents and Approvals; No Violation    21
Section 4.4    Litigation    22
Section 4.5    Material Contracts    22
Section 4.6    Permits    24
Section 4.7    Compliance with Laws and Orders    25
Section 4.8    Labor and Employment Matters    25
Section 4.9    Benefit Plans    26
Section 4.10    Intellectual Property    27
Section 4.11    Taxes    29
Section 4.12    Financial Statements    30
Section 4.13    Absence of Certain Changes    30
Section 4.14    Receivables    31
Section 4.15    Inventory    31

i

Section 4.16    Customers and Suppliers    31
Section 4.17    Environmental Matters    32
Section 4.18    Title to Assets    32
Section 4.19    Sufficiency of Assets, Services and Personnel; Condition of Assets    32
Section 4.20    Real Property    33
Section 4.21    Related Party Transactions    34
Section 4.22    Warranty    34
Section 4.23    Data Privacy    35
Section 4.24    No Other Representations and Warranties    36
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER    36
Section 5.1    Organization and Existence    36
Section 5.2    Authority; Authorization of Agreement    36
Section 5.3    Consents and Approvals; No Violations    36
Section 5.4    Litigation    37
Section 5.5    Brokers    37
Section 5.6    Sufficiency of Funds    37
Section 5.7    Solvency    37
Section 5.8    Independent Investigation; No Other Representations    37
Section 5.9    Investment Intent    38
ARTICLE VI COVENANTS    38
Section 6.1    Conduct of the Business Prior to Closing    38
Section 6.2    Access to Information    41
Section 6.3    Confidentiality    42
Section 6.4    R&W Policy    42
Section 6.5    Restrictive Covenants    43
Section 6.6    Post-Closing Employee Matters    44
Section 6.7    Public Announcements    46
Section 6.8    Government Approvals; Conditions to Closing    47
Section 6.9    Vehicles    48
Section 6.10    D&O Provisions    48
Section 6.11    Insurance    49
Section 6.12    Buyer Guarantor    50
Section 6.13    Further Assurances    51
Section 6.14    Exclusive Dealing    51
Section 6.15    Termination of Intercompany Agreements    51
ARTICLE VII TAX MATTERS    52
Section 7.1    Straddle Periods    52
Section 7.2    Tax Returns    52
Section 7.3    Transfer Taxes    52
Section 7.4    Cooperation    52

Section 7.5    Allocation    53
Section 7.6    Disputes over Tax Provisions    53
Section 7.7    Deductions    53
Section 7.8    Restrictions on Certain Actions    53
Section 7.9    Conflict    53
ARTICLE VIII CONDITIONS TO CLOSING    53
Section 8.1    Conditions to Obligations of Both Parties    53
Section 8.2    Conditions to Obligations of Buyer    54
Section 8.3    Conditions to Obligations of Seller    54
ARTICLE IX TERMINATION    55
Section 9.1    Termination    55
Section 9.2    Effect of Termination    56
ARTICLE X INDEMNIFICATION    57
Section 10.1    Survival    57
Section 10.2    Indemnification by Seller    57
Section 10.3    R&W Policy; Buyer’s Sole Recourse    57
Section 10.4    Indemnification by Buyer    57
Section 10.5    Procedures    58
Section 10.6    Limitations on Indemnification    60
Section 10.7    Waiver of Remedies    61
Section 10.8    Tax Treatment of Indemnification Payments    63
Section 10.9    Release    63
ARTICLE XI MISCELLANEOUS    64
Section 11.1    Notices    64
Section 11.2    Assignment    65
Section 11.3    Expenses    65
Section 11.4    Severability    65
Section 11.5    Entire Agreement    65
Section 11.6    Amendment and Waiver    65
Section 11.7    Binding Effect    65
Section 11.8    Governing Law; Venue; Jurisdiction    65
Section 11.9    JURY WAIVER    66
Section 11.10 No Third-Party Beneficiaries    66
Section 11.11 Rules of Construction    66
Section 11.12 Specific Performance    67
Section 11.13 Counterparts; Facsimile    67

DISCLOSURE SCHEDULES
Section 3.4	Consents and Approvals; No Violation (Seller)
Section 3.5	Brokers
Section 4.1	Officers and Manager
Section 4.3	Consents and Approvals; No Violation (the Company)
Section 4.4	Litigation
Section 4.5(a)	Material Contracts
Section 4.5(b)	Material Contract Defaults
Section 4.5(c)	Government Contracts
Section 4.6(a)	Permits
Section 4.6(b)	Permits Exceptions
Section 4.7	Compliance with Laws and Orders
Section 4.8(a)	Employees
Section 4.8(a)	Labor Contracts
Section 4.9(a)	Benefit Plans
Section 4.9(c)	Compliance with Benefit Plans
Section 4.9(e)	Claims or Proceedings regarding Benefit Plans
Section 4.9(d)	Employee Pension Benefit Plans; Multiemployer Plans
Section 4.9(f)	Payments to Employees
Section 4.9(e)	Benefits Beyond Termination
Section 4.10(a)	Company Intellectual Property
Section 4.10(b)	Licensed Intellectual Property; Notice of Intellectual Property Violations
Section 4.10(a)	Taxes
Section 4.12	Financial Statements
Section 4.13	Absence of Certain Changes
Section 4.14	Accounts Receivable
Section 4.16(a)	Material Customers
Section 4.16(b)	Material Service Providers and Suppliers
Section 4.17	Environmental Matters
Section 4.18	Title to Assets
Section 4.19	Sufficiency; Condition of Assets
Section 4.20(a)	Owned Real Property
Section 4.20(b)	Leased Real Property
Section 4.20(c)	Owned Real Property Exceptions
Section 4.21(a)	Non-Standard Items
Section 4.21(c)	Related Party Transactions with Seller or its Affiliates
Section 4.22(a)	Product Warranty and Product Liability
Section 4.22(b)	Warranty Issues
Section 4.23(c)	Unauthorized Access

EXHIBITS

Annex A – Accounting Principles
Exhibit A – Flow of Funds Memo
Exhibit B – Estimated Closing Statement
Exhibit C – Assignment of Membership Interests
Exhibit D – Transition Services Agreement
Exhibit E – Assignment
Exhibit F – Trademark Assignment
Exhibit G – Binder Agreement

Schedule 1.1 – Exclusions from Indebtedness; Permitted Encumbrances
Schedule 2.5(e) – Resignations
Schedule 6.1(b) – Other Exceptions to Interim Operating Covenants
Schedule 6.6(a) – Severance
Schedule 6.6(i) – Participants in Seller’s Nonqualified Deferred Compensation Plans
Schedule 6.13 – Other FRP Offering Assets

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”), dated March 8, 2024, is among National Oilwell Varco, L.P., a Delaware limited partnership (“Seller”), CEMC Services, LLC, a Delaware limited liability company (“Buyer”), and solely for the purposes of Section 6.3(c) (Confidentiality) and Section 6.12 (Buyer Guarantor), Arcosa, Inc., a Delaware corporation (“Buyer Guarantor”). Each of Buyer and Seller is a “Party” and are together, the “Parties.”
RECITALS
WHEREAS, Seller owns all of the issued and outstanding membership interests of Ameron Pole Products LLC, a Delaware limited liability company (collectively, the “Membership Interests,” and such company, the “Company”), representing all of the issued and outstanding equity interests in the Company and all of the assets required for the operation of the Business, other than as separately provided in the Assignment, the Trademark Assignment, the Element Master Lease, and the Transition Services Agreement; and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises, the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
AGREEMENT
ARTICLE I DEFINITIONS
Capitalized terms used and not otherwise defined in this Agreement have the following meanings ascribed to them in this ARTICLE I:
“2022 Financial Statements” has the meaning set forth in Section 4.12.
“2023 Financial Statements” has the meaning set forth in Section 4.12.
“2024 Financial Statements” has the meaning set forth in Section 4.12.
“Accountants” has the meaning set forth in Section 2.3(b)(iv).
“Accounting Principles” means (a) the accounting principles, methodologies, practices, principles, policies, and procedures set out in Annex A and (b) to the extent not addressed in clause (a) above, GAAP; provided, however, for purposes of clause (b) that to the extent GAAP permits the use of alternative methodologies, practices, principles, policies, and procedures, “Accounting Principles” shall refer to the methodology, practice, principle, policy, or procedure that were used in the preparation of the Financial Statements.
“Acquisition Transaction” has the meaning set forth in Section 6.14.
“Affiliate(s)” means, with respect to a specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the

Person specified. For purposes of this definition, “control” (including “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Allocation” has the meaning set forth in Section 7.5.
“Allocation Schedule” has the meaning set forth in Section 7.5.
“Assignment” has the meaning set forth in Section 2.5(c).
“Assignment of Membership Interests” has the meaning set forth in Section 2.5(a).
“Balance Sheet Date” has the meaning set forth in Section 4.12.
“Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA), simplified employee pension, deferred compensation, incentive compensation, equity bonus, equity option, restricted equity, cash bonus, employee stock ownership, equity purchase, employment, individual independent contractor, retention, severance pay, golden parachute, cafeteria, flexible compensation, life insurance, health and welfare plan, vacation plan or other similar agreement, arrangement, practice, policy or practice and any other compensation or employee benefit agreement, plan, program, policy, practice, or arrangement.
“Binder Agreement” has the meaning set forth in Section 6.4(a).
“Business” means the business of manufacturing and providing concrete and steel poles, structures and related components for lighting, telecommunications, traffic and utility infrastructure, architectural concrete products, and providing installation and maintenance services related to the foregoing; provided, however, that for the avoidance of doubt, the Business does not include (a) any aspect of providing tower sections, tower components, or towers for wind turbines, or (b) products containing fiberglass reinforced polymers (FRP) (the “FRP Offering”).
“Business Day” means any day that is not a Saturday, Sunday, or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.
“Business Facility” or “Business Facilities” includes any real property which the Company currently leases, operates, owns, or manages in any manner.
“Buyer” has the meaning set forth in the preamble.
“Buyer Benefit Plans” has the meaning set forth in Section 6.6(b).
“Buyer Guarantor” has the meaning set forth in the preamble.
“Buyer-Released Parties” has the meaning set forth in Section 10.9(b).
“Buyer Releasors” has the meaning set forth in Section 10.9(a).

“Buyer’s Indemnified Persons” has the meaning set forth in Section 10.2.
“Cash on Hand” means the amount (which may be a positive or negative number) of all cash, cash equivalents, marketable securities, and deposits of the Company, including without duplication, the amounts of any received but uncleared checks, drafts, and wires issued prior to such time, in each case, unless the receivables associated with such checks, drafts, or wires are included as receivables in the calculation of Net Working Capital, less (a) Restricted Cash, (b) the amount of any cash or cash equivalents of the Company used to pay Seller Transaction Expenses or repay Indebtedness of the Company from the Measurement Time until the time immediately prior to the Closing, and (c) an amount of cash necessary to cover all outstanding checks and wire transfers that have been mailed, transmitted, delivered, or otherwise issued by the Company, unless the payables associated with such checks or wires are included as payables in the calculation of Net Working Capital, determined in accordance with the Accounting Principles as of the Measurement Time.
“CBA” or “Collective Bargaining Agreement” means any Contract with any labor union by which the Company is bound, including collective bargaining agreements and related documents such as memoranda of understanding, letters of agreement, and card check neutrality agreements, and includes that certain Labor Agreement, effective May 1, 2022, between the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Services Workers International Union AFL-CIO, CLC, for itself and on behalf of Local 675, and the Company.
“Claim” means any demand or claim, action, suite, charge, complaint, grievance, arbitration, inquiry, mediation, audit, cause of action, investigation or notice of investigation, or a judicial, administrative, or arbitral action, suit, litigation, hearing or other proceeding (whether civil, criminal or administrative) that has been or, if threatened, could be commenced, brought, conducted or heard by or before any Government Authority, arbitrator, or arbitration authority, or any demand or claim or any of the foregoing brought by or on behalf of Buyer or Seller under this Agreement.
“Closing” has the meaning set forth in Section 2.4.
“Closing Cash” has the meaning set forth in Section 2.3(b)(i).
“Closing Date” has the meaning set forth in Section 2.4.
“Closing Date Net Working Capital” has the meaning set forth in Section 2.3(b)(i).
“Closing Date Net Working Capital Deficiency” has the meaning set forth in Section 2.3(b)(i).
“Closing Date Net Working Capital Excess” has the meaning set forth in Section 2.3(b)(i).
“Closing Statement” has the meaning set forth in Section 2.3(b)(i).
“Closing Statement Submission Deadline” has the meaning set forth in Section 2.3(b)(iv).
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company” has the meaning set forth in the recitals.

“Company Indebtedness” means an amount equal to the Indebtedness of the Company as of immediately prior to the Closing.
“Company IT Systems” has the meaning set forth in Section 4.10(e).
“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.
“Company Plan” means a Benefit Plan (i) sponsored, maintained, contributed to, or required to be contributed to by the Company or (ii) under or with respect to which the Company has, or could reasonably be expected to have, any current or potential liability or obligation (including any indirect or successor liability or obligation on account of any ERISA Affiliate).
“Confidentiality Agreement” means that certain confidentiality agreement, dated October 11, 2023, between Seller and Buyer Guarantor.
“Continuing Employee” has the meaning set forth in Section 6.6(a).
“Contract” means any legally binding agreement, lease, license, sublicense, contract, subcontract, purchase order, note, bond, mortgage, or indenture, or other legally binding commitment of any kind or character (including any amendments or other modifications thereto), whether written or oral.
“Contribution Agreement” means that certain Contribution Agreement, dated as of November 30, 2015, by and between Ameron International Corporation and the Company.
“D&O Indemnified Persons” has the meaning set forth in Section 6.10(a).
“D&O Provisions” has the meaning set forth in Section 6.10(a).
“Disclosure Schedules” means the schedules attached to this Agreement.
“Disputed Items” has the meaning set forth in Section 2.3(b)(iii).
“Dollars” and “$” mean the lawful currency of the United States.
“Drop-Dead Date” has the meaning set forth in Section 9.1(b)(i).
“Element Master Lease” means that certain Fleet Administrative and Diversified Services Agreement, dated August 16, 2004, as amended on October 1, 2019 and January 5, 2022, between D.L. Peterson Trust, acting through Element Fleet Corporation, as attorney-in-fact, as lessor (“Element”), and Seller, as lessee, pursuant to which the Company, Seller, and certain other Affiliates of Seller lease certain vehicles, including the Vehicles.
“Employees” has the meaning set forth in Section 4.8(a).
“Employee Sessions” has the meaning set forth in Section 6.6(g).
“Employment Matters” has the meaning set forth in Section 6.6(g).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, option, easement, security interest or other encumbrance of any nature.
“Environmental Law” means any applicable Law regulating pollution or protection of the environment or natural resources or the emission, discharge, storage, treatment, or disposal of, or response or exposure to, Materials of Environmental Concern.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, at the relevant time, would be treated together with the Company or its Affiliates as a “single employer” or under common control with the Company or its Affiliates within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“Estimated Closing Cash” has the meaning set forth in Section 2.3(a).
“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).
“Estimated Company Indebtedness” has the meaning set forth in Section 2.3(a).
“Estimated Net Working Capital” has the meaning set forth in Section 2.3(a).
“Estimated Net Working Capital Deficiency” has the meaning set forth in Section 2.3(a).
“Estimated Net Working Capital Excess” has the meaning set forth in Section 2.3(a).
“Estimated Seller Transaction Expenses” has the meaning set forth in Section 2.3(a).
“Excluded Insurance Policy” has the meaning set forth in Section 6.11(b).
“Financial Statements” has the meaning set forth in Section 4.12.
“Final Purchase Price” has the meaning set forth in Section 2.3(b)(i).
“Flow of Funds Memo” means that certain flow of funds memorandum, delivered by Seller to Buyer at Closing, detailing the sources and uses of funds in connection with this Agreement and attached as Exhibit A.
“Fraud” means actual fraud by a Person, which involves a knowing misrepresentation or omission of material fact with the intention that another Person rely thereon in the making of a representation or warranty specifically set forth in ARTICLE III (Representations and Warranties of Seller with Respect to Seller), ARTICLE IV (Representations and Warranties of Seller with Respect to the Company), ARTICLE V (Representations and Warranties of Buyer), or any Transaction Document (and, for the avoidance of doubt, “Fraud” does not include any fraud claim based on negligent misrepresentation or recklessness or any claim for equitable fraud, promissory fraud or unfair dealing fraud).
“Fundamental Representations” shall mean the representations and warranties of Seller set forth in Section 3.1 (Organization and Existence), Section 3.2 (Authority; Authorization of Agreement), Section 3.3 (Ownership), Section 3.4(a) (No Violation of Organizational Documents), Section 3.5 (Brokers),

Section 4.1 (Organization and Existence), Section 4.2 (Capitalization), Section 4.3(a) (No Violation of Organizational Documents), Section 4.18 (Title to Assets), and Section 4.21(c) (Related Party Transactions with Seller or its Affiliates).
“GAAP” means United States generally accepted accounting principles consistently applied.
“Government Authority” means any international, foreign, national, provincial, regional, federal, state, municipal, or local executive, legislative, judicial, regulatory, or administrative agency, department, commission, board, bureau, or other governmental or quasi-governmental authority or instrumentality.
“Government Contract” means any Contract, subcontract, or purchase order in which the counterparty or ultimate funding source is a Government Authority.
“Government Shutdown” has the meaning set forth in Section 6.8(a).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Income Tax” means all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits (excluding any sales, use, goods and services, real or personal property transfer or other similar Taxes), (b) multiple bases (including, but not limited to, franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax described in clauses (a) or (b) above.
“Indebtedness” means, without duplication, (a) all indebtedness in respect of borrowed money or evidenced by bonds, notes, debentures or similar securities for the repayment of money borrowed, excluding any surety or performance bonds, (b) indebtedness representing the balance deferred and unpaid of the purchase price of any property or services (including any earnout or similar contingent obligation and purchase price holdbacks (including purchase price settlement) but excluding trade payables), (c) in respect of guarantees, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, (d) indebtedness arising under any hedging or swap agreements, (e) interest, fees, prepayment premiums, penalties and other fees and expenses owed with respect to the Indebtedness referred to above assuming the repayment in full of such Indebtedness as of such time, (f) any declared but unpaid dividends or distributions, (g) all obligations of Indebtedness referred to above, the payment of which is the responsibility or Liability of the Company, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, or which is secured by a Encumbrance on any property or asset of the Company, (h) any Liability in respect of payables to, and other Liabilities of, any director, officer, manager, equityholder, employee or Affiliate of the Company, or any immediate family member of such Person, in each case, unrelated to the operation of the Business, including any personal credit card expenses (non-business related) of employees, and (i) to the extent not terminated and fully settled in accordance with Section 6.15 (Termination of Intercompany Agreements) as of Closing, any net Liability of the Company owed to Seller or any of its Affiliates. Notwithstanding the foregoing, “Indebtedness” shall not include any amounts included as Seller Transaction Expenses, any amounts included in Estimated Net Working Capital or Closing Date Net Working Capital, or those items listed in Schedule 1.1.
“Indemnified Person” has the meaning set forth in Section 10.5(a).

“Indemnifying Person” has the meaning set forth in Section 10.5(a).
“Indemnity Notice” has the meaning set forth in Section 10.5(a).
“Initial Purchase Price” has the meaning set forth in Section 2.2(a).
“Intellectual Property” means any and all right, title, and interest associated with or arising out of any intellectual property pursuant to the Laws of any jurisdiction, including: (a) trademarks, service marks, trade names, logos and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing (“Trademarks”); (b) copyrights, copyrightable works, works of authorship and all database and design rights, and all registrations and applications for registration thereof (“Copyrights”); (c) trade secrets, know-how, confidential and other non-public or proprietary information (whether or not patentable) (“Trade Secrets”); (d) patents and patent applications (“Patents”); (e) internet domain name registrations and all social media accounts (“Domain Names”); (f) all intellectual property rights arising from Software and technology; and (g) any and all similar, corresponding or equivalent intellectual or proprietary rights anywhere in the world.
“Intercompany Agreement” has the meaning set forth in Section 6.15.
“Interim Period” has the meaning set forth in Section 6.1.
“Inventory” means inventory of raw materials, ingredients, packaging, supplies, spare parts, consumable inventory and products, work in progress, and finished goods.
“IRS” means the Internal Revenue Service.
“Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee who either alone or in concert with others develops, invents, programs or designs any Company Owned Intellectual Property.
“Knowledge” or “Known” or “to Seller’s Knowledge” means for Seller, that Seller shall be deemed to have Knowledge of a particular fact or other matter if Kevin Frederick, President – Pole Products, Michael Mize, Director of Operations, Wesley Myers, Director of Engineering, Lauren Brooks, Director of Strategy, Tracy Quillin, Director of Sales, Mary Birk-Jones, Vice President, HR Shared Services, Jennifer Moyers, Global Environmental Director, Gordy Lamb, Vice President, Tax, or Alex Phillips, Chief Information Officer, at any time had actual knowledge of such fact or matter after reasonable investigation of the subject matter of the relevant representations and warranties in this Agreement and, if warranted, a reasonable inquiry of their direct reports.
“Law” means any law, statute, code, ordinance, Order, rule, regulation, ruling, or other requirement of any Government Authority.
“Lease” has the meaning set forth in Section 4.20(d).
“Leased Real Property” has the meaning set forth in Section 4.20(b).
“Liability” means any liability, debt, obligation, Tax, penalty, fine, damage, claim, assessment, amount to be paid in settlement, judgment or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.
“Licensed Intellectual Property” has the meaning set forth in Section 4.10(a).
“Loss(es)” means any losses, damages, deficiencies, Taxes, injuries, Liabilities, penalties, fines, costs, and expenses (including interest, reasonable attorneys’ and other professionals’ fees and expenses and court costs); provided, however, that Losses shall not include any Non-Reimbursable Damages.
“Material Adverse Effect” means, with respect to the Company, a change, effect, event, occurrence, development, state of facts, or circumstance that, individually or in the aggregate with all other such changes, effects, events, occurrences, developments, states of facts, or circumstances, is or would reasonably be expected to be materially adverse to (i) the assets, business condition (financial or otherwise), or results of operations of the Company, taken as a whole (calculated net of insurance proceeds); or (ii) the ability of Seller or the Company to perform their respective obligations under this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby and thereby; provided, however, that in no event will any change, effect, event, or occurrence that arises out of or relates to any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) this Agreement or any actions taken in compliance with the express terms of this Agreement (including any delay in connection with actions taken pursuant to Section 6.8 (Government Approvals; Conditions to Closing)), the transactions contemplated hereby, or the public announcement thereof (including any loss of, or adverse change in, the relationship of the Company with its customers, partners, employees, financing sources, or suppliers caused by the public announcement of the transactions contemplated by this Agreement); (b) general changes or conditions affecting the industry in which the Company operates; (c) changes in general economic, capital markets, regulatory, or political conditions in the United States or elsewhere (including interest rate fluctuations), (d) changes in Law, GAAP, or regulatory accounting requirements or interpretations thereof after the date hereof; (e) fluctuations in currency exchange rates; (f) epidemics or pandemics (including COVID-19), acts of war, insurrection, sabotage, or terrorism (including cyberterrorism), the outbreak, engagement or escalation of hostilities, the declaration of a national emergency or war, the occurrence of any natural disasters, or national or international political or social actions or conditions, including any crisis affecting public health, safety, or welfare; (g) any act or omission to act by Seller required by this Agreement or necessary to consummate the transactions contemplated hereby, or taken (or omitted to be taken) at the written request of, or with the written consent or written waiver of, Buyer or any of its Affiliates; (h) any act or omission to act by Buyer; or (i) any failure of the Company to meet any budgets, projections, forecasts, or predictions of financial performance or estimates of revenue, earnings, cash flow, or cash position, for any period (it being understood that the underlying cause of the failure to meet such projections, estimates or budgets may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by this definition); or (j) any matter set forth in the Disclosure Schedules; provided that any change, event, or occurrence resulting from the matters referred to in clauses (b) through (f) shall be excluded only to the extent such matters do not disproportionately impact the Company as compared to other Persons operating in the same industry.
“Material Contracts” has the meaning set forth in Section 4.5(a).
“Materials of Environmental Concern” means: (a) those substances, materials, or wastes included within statutory and/or regulatory definitions or listings of “hazardous substance,” “special waste” “hazardous waste,” “extremely hazardous substance,” “hazardous materials,” “toxic substances,” a “contaminant,” or a “pollutant” or words of similar intent or meaning under any Environmental Law;

(b) any substance, material, or waste which is or contains: (i) explosives, or (ii) radioactive materials (including, without limitation, naturally occurring radioactive materials); (c) petroleum and petroleum byproducts; (d) asbestos and asbestos-containing materials, (e) polychlorinated biphenyls; and/or (f) per-and polyfluoroalkyl substances.
“Measurement Time” 11:59 p.m. Central Time on the Business Day immediately preceding the Closing Date.
“Membership Interests” has the meaning set forth in the recitals.
“Net Working Capital” means with respect to the Company, current assets (including accounts receivable, inventory, prepaid expenses, costs and estimated earnings in excess of billings on uncompleted contracts), but excluding (i) any Cash on Hand and (ii) Income Tax assets, less current liabilities (including accounts payable and accrued current liabilities (and, for the avoidance of doubt, non-Income Tax liabilities), but excluding any Income Tax liabilities), all determined as of the Measurement Time and calculated on a basis in conformity with the Accounting Principles and the example calculation set forth in Exhibit B; provided, however, that for the avoidance of doubt, Seller Transaction Expenses shall not be included in the calculation of Net Working Capital.
“Non-Reimbursable Damages” has the meaning set forth in Section 10.7(c).
“Non-Union Employee” means any Employee not subject to the CBA nor otherwise belonging to the Union.
“NOV Benefit Plan” means any Benefit Plan sponsored, maintained, or participated in by NOV Inc. or any of its ERISA Affiliates and under or with respect to which any current or former employee, director or individual independent contractor who provides services exclusively to the Company or the Business, including any Employee, has any present or future right to benefits.
“Objection Notice” has the meaning set forth in Section 2.3(b)(iii).
“Order” means any order, judgment, injunction, ruling, determination, decision, opinion, sentence, subpoena, writ, or award issued, made, entered, or rendered (whether temporary, preliminary, or permanent) by any arbitrator, court, administrative agency, or other Government Authority with jurisdiction.
“Ordinary Course of Business” means the ordinary course of business consistent with past practice (including with respect to quality, quantity and frequency).
“Organizational Document” means (a) with respect to a corporation, its articles or certificate of incorporation and bylaws, (b) with respect to a partnership, its partnership agreement and certificate of limited partnership, (c) with respect to a limited liability company, its operating agreement and certificate of formation or articles of organization, and (d) with respect to any other entity, the legal documents establishing its legal existence and governing the organization and operation thereof; in each of the foregoing cases, including any amendments thereto.
“Owned Real Property” has the meaning set forth in Section 4.20(a).
“Parties” has the meaning set forth in the preamble.

“Permit” means any permit, license, registration, approval, or consent required to be obtained from Government Authorities.
“Permitted Encumbrances” means: (a) liens for Taxes and other governmental charges and assessments which are not yet delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP; (b) statutory liens of carriers, warehousemen, mechanics, and materialmen and other similar statutory liens arising in the Ordinary Course of Business which are for sums not yet delinquent, or the amount or validity of which is being contested in good faith; (c) public roads, highways, and any customary utility company rights; (d) liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar Law; (e) purchase money liens and liens securing rental payments under capital lease arrangements; (f) liens and other rights reserved by or in favor of any landlord or lessor under a Lease; provided that the same, individually and in the aggregate, do not impair in any material respect the occupancy, use, or operation of any Leased Real Property for purposes of the ownership or operation of the Business; (g) liens imposed by Law; (h) liens securing obligations reflected as liabilities in the Financial Statements; (i) liens created by Buyer or its Affiliates; (j) (i) with respect to the Leased Real Property and Owned Real Property, encroachments, easements, rights of way, zoning ordinances or other similar encumbrances or imperfections in title affecting the Leased Real Property or the Owned Real Property and which do not materially interfere in any material respect with the continued use and operation of the Leased Real Property or the Owned Real Property, as applicable, for the present purposes and (ii) with respect to the Owned Real Property, liens or title defects referenced in the instruments vesting ownership of Owned Real Property with the record title holder; and (iii) Permits, but not any consent or approval required to be obtained from a Government Authority in relation to the transactions contemplated by this Agreement; (k) with respect to the Leased Real Property, the express terms and conditions set forth in the Leases; (l) all applicable Laws and rights reserved to or vested in any Government Authority (i) to control or regulate any asset or property of the Company in any manner, (ii) by the terms of any right, power, grant or Permit, or by provision of Laws, to terminate such right, power, grant, or Permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Company’s assets, (iii) to use the Company’s assets or properties in any manner, and (iv) to enforce any obligations or duties owed to any Government Authority with respect to any Permit; (m) liens that shall be released, waived, or otherwise terminated in connection with Closing; (n) non-exclusive licenses of Intellectual Property in the Ordinary Course of Business; and (o) those matters identified on Schedule 1.1.
“Person” means any individual, company, corporation, limited partnership, general partnership, limited liability company, Government Authority, custodian, trustee executor, joint stock company, joint venture, association, estate, trust, or other entity (whether or not a legal entity).
“Personal Information” means all information in any form or media that identifies, could be used to identify or is otherwise related to an individual person or household (including any current, prospective or former customer, end user or employee), in addition to any definition for “personal information” or any similar term provided by applicable Law or by the Company in any of its privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”).
“Policy Beneficiary” has the meaning set forth in Section 6.11(b).
“Policy-Covered Loss” has the meaning set forth in Section 6.11(b).
“Policy Holder” has the meaning set forth in Section 6.11(b).

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date, including the portion of any Straddle Period ending on and including the Closing Date.
“Privacy Laws” means, regardless of jurisdiction, any and all applicable Laws, legal requirements and self-regulatory guidelines relating to the Processing of any Personal Information, including, but not limited to, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), and any and all applicable Laws.
“Privacy Requirements” means all applicable Privacy Laws and all of the Company’s policies, notices and contractual obligations relating to the Processing of any Personal Information.
“Proceeding” means any action, arbitration, audit, hearing, investigation, examination, litigation, or suit (whether civil, criminal, administrative, regulatory, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Government Authority, Third Party, or arbitrator.
“Processing” means any operation or set of operations performed on any data, whether or not by automated means, including but not limited to receipt, collection, compilation, use, storage, combination, sharing, safeguarding, disposal, erasure, destruction, disclosure or transfer (including cross-border transfer).
“Purchase Price Deficit” has the meaning set forth in Section 2.3(b)(i).
“Purchase Price Overpayment” has the meaning set forth in Section 2.3(b)(i).
“R&W Policy” has the meaning set forth in Section 6.4(a).
“R&W Policy Costs” has the meaning set forth in Section 6.4(b).
“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.
“Real Property” means all Owned Real Property and Leased Real Property.
“Representatives” means a Person’s directors, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents.
“Restricted Cash” means any (a) cash and cash equivalents included on the balance sheet of the Company that is (i) held in foreign bank accounts or (ii) not freely usable or distributable by the Company immediately following Closing due to restrictions or limitations on use or distribution by Law, Contract or otherwise, or (b) cash held for third parties, in each case that would otherwise be included in Cash on Hand.
“Restricted Employee” has the meaning set forth in Section 6.5(b).
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Liens” means Encumbrances arising out of, under or in connection with applicable federal, state, and local securities Laws.

“Seller” has the meaning set forth in the preamble.
“Seller’s Indemnified Persons” has the meaning set forth in Section 10.4.
“Seller-Released Parties” has the meaning set forth in Section 10.9(a).
“Seller Releasors” has the meaning set forth in Section 10.9(b).
“Seller Transaction Expenses” means (a) all fees, costs, and expenses incurred or payable by or on behalf of Seller (but only to the extent that such items would result in a Liability for the Company) or the Company in connection with or incident to this Agreement or any Transaction Document and the transactions contemplated hereby and thereby, including any legal, accounting, and investment banking fees, costs, and expenses, (b) the amount of all stay bonuses, sale bonuses, transaction bonuses, change of control payments and benefits, severance payments and benefits (but only those severance payments and benefits arising out of actions taken or agreements entered into by Seller or the Company prior to the Closing Date), retention payments or other payments or benefits, irrespective of when incurred or payable, in connection with the execution and delivery of this Agreement or arising out of or related to the transactions contemplated hereby or thereby (whether triggered by the execution and delivery of this Agreement alone or in connection with any other event, including any “single-trigger” severance payments, any post-Closing liabilities or obligations arising as a result of both (x) the consummation of the transactions contemplated hereby or thereby, and (y) the occurrence of one or more post-Closing events under so-called “double-trigger” severance provisions contained in any employment-related Contracts, including any “constructive termination” provisions, but excluding any such payment that is made by or at the written direction of Buyer with respect to the period following the Closing Date pursuant to any employment-related Contract entered into by Buyer after the Closing Date or any such payment that arises as a result of a termination of employment or service by Buyer following the Closing Date other than pursuant to any employment-related Contract entered into on or prior to the Closing Date), including the employer portion of any payroll, employment, social security, unemployment and other applicable Taxes with respect to the amounts set forth in this clause (b) of this definition and the employer and 401(k) matching contributions associated with any such payment, (c) the amount of any accrued or unpaid severance in respect of any terminations effective prior to the Closing Date (including the employer portion of any payroll, employment, social security, unemployment and other applicable Taxes due in connection with any such payment and the employer and 401(k) matching contributions associated with any such payment), and (d) fifty percent (50%) of the R&W Policy Costs; provided, however, that for the avoidance of doubt, any severance benefits that may have been payable to any Employees pursuant to Seller’s or its Affiliates’ policies or practices (and not pursuant to any written employment Contract) if such Employees had been terminated prior to Closing shall not constitute “Seller Transaction Expenses” unless such Employees are actually terminated by the Company prior to Closing, as these policies and practices are not applicable to Buyer or the Company after Closing. Any amount payable under the Side Letter shall not constitute a Seller Transaction Expense.
“Software” means any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, images, videos, models and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” has the meaning set forth in Section 7.1.
“Target Net Working Capital” means $26,000,000.
“Tax” or “Taxes” means (i) any taxes imposed or required to be collected by any federal, state, or local Government Authority in the United States, or by any foreign Government Authority under any applicable Law, including, without limitation, all income, gross receipts, sales, value added, use, personal property, use and occupancy, business occupation, mercantile, ad valorem, transfer, license, withholding, payroll, employment, customs duty, excise, real estate, environmental, capital stock, franchise, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalties, or other addition thereto, whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax indemnity agreement, tax sharing agreement, tax allocation agreement, or any similar agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by Contract or otherwise.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment, and including any amendment or extension.
“Third Party” means any Person other than Buyer, Seller, Buyer’s Indemnified Persons, or Seller’s Indemnified Persons or a Representative of any of the foregoing.
“Third-Party Claim” means any Claim brought by a Third Party against an Indemnifying Person with respect to which the Indemnifying Person is obligated to provide indemnification under ARTICLE X (Indemnification).
“Trademark Assignment” has the meaning set forth in Section 2.5(d).
“Transaction Document” means each of the documents, instruments, certificates, writings and/or agreements contemplated by this Agreement or executed or delivered in connection with the transactions contemplated this Agreement.
“Transition Services Agreement” has the meaning set forth in Section 2.5(b).
“Transfer Taxes” has the meaning set forth in Section 7.3.
“Union” means the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union AFL-CIO, CLC, including Local 675.
“Union Employee” means any Employee subject to the CBA or otherwise belonging to the Union.
“Unresolved Disputed Items” has the meaning set forth in Section 2.3(b)(iv).
“Vehicles” shall mean all vehicles (including forklifts) owned or leased by or on behalf of the Company and used by the Company in its operation of the Business, including any vehicles leased by Seller or its Affiliates other than the Company pursuant to the Element Master Lease used exclusively by the Business.

“Warranty” has the meaning set forth in Section 4.22(b).
ARTICLE II PURCHASE AND SALE
Section 2.1    Purchase and Sale. At Closing, upon the terms of this Agreement, Seller shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase and acquire from Seller, all right, title, and interest in and to the Membership Interests, free and clear of all Encumbrances (other than Securities Liens).
Section 2.2    Purchase Price.
(a)    Subject to the terms of this Agreement, as full consideration for the purchase of the Membership Interests, and the representations, warranties, covenants, and agreements set forth in this Agreement, the aggregate purchase price shall equal: (i) $180,000,000; plus (ii) the Estimated Net Working Capital Excess, if any; less (iii) the Estimated Net Working Capital Deficiency, if any; plus (iv) the Estimated Closing Cash; minus (v) the Estimated Seller Transaction Expenses; minus (vi) the Estimated Company Indebtedness (such result, the “Initial Purchase Price,” which shall be adjusted in accordance with Section 2.3 (Purchase Price Adjustment)); provided, however, that any Estimated Seller Transaction Expense or Estimated Company Indebtedness that has been taken into account in the calculation of Estimated Closing Cash shall not be double counted.
(b)    Buyer shall pay (i) the Initial Purchase Price in cash by wire transfer of immediately available funds to Seller’s bank account set forth in the Flow of Funds Memo and (ii) the Estimated Seller Transaction Expenses in the amounts set forth next to the respective Third Parties’ names in the Flow of Funds Memo, which amounts shall be paid in cash by wire transfer of immediately available funds to the accounts set forth in the Flow of Funds Memo; provided, however, that any Seller Transaction Expenses that are payments to Employees (or other compensatory payments) shall be paid by the Company through its payroll after the Closing Date in accordance with the terms of the applicable Contracts giving rise to such payments.
Section 2.3    Purchase Price Adjustment.
(a)    Estimates. At least two (2) Business Days prior to Closing, Seller shall deliver to Buyer a statement in the format of, consistent with and in accordance with the Accounting Principles and the example set forth in, Exhibit B and in accordance with this Agreement (the “Estimated Closing Statement”), setting forth a reasonably detailed determination of Seller’s good faith estimate of (i) the Net Working Capital as of the Measurement Time (the “Estimated Net Working Capital”), together with reasonably detailed supporting information, (ii) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital (the “Estimated Net Working Capital Excess”), (iii) the amount, if any, by which the Target Net Working Capital exceeds Estimated Net Working Capital (the “Estimated Net Working Capital Deficiency”), (iv) the estimated amount of Cash on Hand as of the Measurement Time (“Estimated Closing Cash”), (v) the Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”), (vi) the Company Indebtedness (the “Estimated Company Indebtedness”) and (vii) the resulting Initial Purchase Price calculated in accordance with Section 2.2(a) (Purchase Price) using the foregoing amounts as inputs; provided, however, that any Estimated Seller Transaction Expense or Estimated Company Indebtedness that has been taken into account in the calculation of Estimated Closing Cash shall not be double counted. The Initial

Purchase Price shall be adjusted after Closing pursuant to Section 2.3(b) (Post-Closing Purchase Price Reconciliation). Following delivery of the Estimated Closing Statement, to the extent reasonably requested by Buyer, Seller shall make available to Buyer supporting documentation used in preparing the Estimated Closing Statement. Seller shall consider in good faith Buyer’s comments to the Estimated Closing Statement and make such modifications to the Estimated Closing Statement as Seller determines in good faith are necessary to achieve conformity with the requirements of this Agreement.
(b)    Post-Closing Purchase Price Reconciliation.
(i)    Within sixty (60) calendar days after the Closing Date, Buyer shall prepare in good faith and deliver to Seller a statement in the format of, consistent with and in accordance with this Agreement and the Accounting Principles and the example set forth in, Exhibit B (the “Closing Statement”), recalculating the Initial Purchase Price using and setting forth Buyer’s reasonably detailed proposed calculation of (A) the Net Working Capital as of the Measurement Time (“Closing Date Net Working Capital”), together with reasonably detailed supporting information, (B) the amount, if any, by which the Closing Date Net Working Capital exceeds the Target Net Working Capital (the “Closing Date Net Working Capital Excess”), (C) the amount, if any, by which the Target Net Working Capital exceeds the Closing Date Net Working Capital (the “Closing Date Net Working Capital Deficiency”), (D) the amount of Cash on Hand as of the Measurement Time (the “Closing Cash”), (E) the Seller Transaction Expenses, (F) the Company Indebtedness, (G) the resulting re-calculation of the Initial Purchase Price calculated in accordance with Section 2.2(a) (Purchase Price) using the foregoing amounts as inputs (such result, the “Final Purchase Price”), (H) based on such amounts, the amount, if any, by which the Final Purchase Price exceeds the Initial Purchase Price (the “Purchase Price Deficit”), and (I) based on such amounts, the amount, if any, by which the Initial Purchase Price exceeds the Final Purchase Price (the “Purchase Price Overpayment”); provided, however, that any Seller Transaction Expense or Company Indebtedness that has been taken into account in the calculation of Closing Cash shall not be double counted.
(ii)    From and after the delivery of the Closing Statement, Buyer shall provide Seller and its Representatives and advisors with reasonable access to the records and employees of the Company and shall cause the employees and Representatives of Buyer and its Affiliates (including, after Closing, the Company) to cooperate in all reasonable respects with Seller and its Representatives in connection with its review of such work papers and other documents and information relating to the calculation of the Final Purchase Price as Seller and its Representatives shall reasonably request and that are reasonably available to Buyer and its Affiliates; provided, that such access does not unreasonably interfere with the normal operations of Buyer and its Affiliates (including the Company), shall be subject to customary confidentiality requirements, is permissible under applicable Law and does not jeopardize the health and safety of any employee of Buyer or its Affiliates (including the Company).
(iii)    Within thirty (30) calendar days after Seller’s receipt of the Closing Statement, Seller shall notify Buyer in writing if Seller disagrees with the Closing Statement, which notice shall set forth in reasonable detail the items and amounts to which Seller objects (the “Objection Notice” and such items or amounts, the “Disputed Items”). If instead Seller provides a notice of agreement or does not deliver to Buyer an Objection Notice within such thirty (30)-day period, then Seller shall be deemed to have accepted the calculations and the amounts set forth in the Closing Statement delivered by Buyer, which shall then be final, binding, and conclusive for all purposes. If any such Objection Notice is timely delivered, then Seller and Buyer shall each endeavor in good faith for a period of thirty (30) calendar days thereafter to resolve the Disputed Items. For the avoidance of doubt, any items or amounts on the Closing Statement not objected to by Seller in the Objection Notice (or not objected to by Buyer within the thirty (30)-calendar day period after receipt of an Objection Notice as a result of the items disputed by Seller in any such Objection Notice) shall be final, conclusive, and binding on the Parties.
(iv)    If, at the end of such thirty (30)-calendar day resolution period, Seller and Buyer are unable to resolve all Disputed Items, then Seller and Buyer shall each deliver to Deloitte & Touche LLP (or if such firm is unwilling or unable to serve, another nationally recognized accounting firm mutually agreed on by Seller and Buyer, the accounting firm ultimately chosen, the “Accountants”) the Objection Notice, the Closing Statement, their written position with respect to such Disputed Items remaining in dispute following such thirty (30) calendar day resolution period (and only such Disputed Items, the “Unresolved Disputed Items”), and any engagement, indemnity, and other agreements as the Accountants may reasonably require as a condition to such engagement within ten (10) calendar days of retaining the Accountants (the “Closing Statement Submission Deadline”). Seller and Buyer shall instruct the Accountants to deliver to Seller and Buyer a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accountants by Seller and Buyer, or their respective Affiliates) of, and the Accountants’ engagement shall be limited to the resolution of, the Unresolved Disputed Items, which resolution shall be in accordance with this Agreement, and no other matter relating to the Closing Statement shall be subject to determination by the Accountants except to the extent affected by resolution of the Unresolved Disputed Items. In resolving any Unresolved Disputed Item, the Accountants (x) shall not assign a value to any Unresolved Disputed Item greater than the greatest value for such Unresolved Disputed Item claimed by Buyer or Seller or less than the smallest value for such Unresolved Disputed Item claimed by Buyer or Seller and (y) shall act as experts and not arbitrators and shall base their determinations solely on the submissions by Buyer and Seller, and not by independent review. The Parties shall, and shall cause their respective Affiliates (including, with respect to Buyer and the Company after the Closing Date) and Representatives to, cooperate diligently and in good faith with any reasonable request of the Accountants to resolve any Unresolved Disputed Item as soon as reasonably possible after the Accountants are engaged, including giving the Accountants access to all data and other information it reasonably requests for purposes of such resolution, other than such data or information that is covered by attorney-client privilege, the attorney work-product doctrine or similar protections; provided, however, that neither Party will disclose to the Accountants, and the Accountants will not consider for any purpose, any settlement discussions or settlement offer made by either Party. The decision of the Accountants shall be made as soon as practicable, but in any event within twenty (20) days after the Closing Statement Submission Deadline. The fees and expenses of the Accountants shall be allocated between Buyer, on the one hand, and Seller, on the other hand, so that the aggregate amount of such fees and expenses paid by each Party bears the same proportion to the total fees and expenses as the aggregate dollar amount of items unsuccessfully disputed by such Party, if any (as determined by the Accountants), bears to the total dollar amount of items in dispute (e.g., if One Hundred Thousand Dollars ($100,000) were contested by Seller, and of that amount the Accountants awarded Seventy-Five Thousand Dollars ($75,000) to Buyer and Twenty-Five Thousand Dollars ($25,000) to Seller, then Buyer would be responsible for twenty-five percent (25%), and Seller would be responsible for seventy-five percent (75%) of the costs, fees, and expenses of the Accountants). The determination of the

Accountants shall be final, binding, and conclusive for all purposes, absent manifest error or fraud.
(c)    True-Up Payment. In the event of a Purchase Price Deficit, Buyer shall, within ten (10) days after the final determination of the Closing Statement in accordance with the foregoing provisions of this Section 2.3, pay to Seller, in cash by wire transfer of immediately available funds to the account designated for Seller in the Flow of Funds Memo, an amount equal to the Purchase Price Deficit, and in the event of a Purchase Price Overpayment, Seller shall, within ten (10) days after the final determination of the Closing Statement, pay to Buyer, in cash by wire transfer of immediately available funds to the account designated by Buyer in writing, an amount equal to the Purchase Price Overpayment.
(d)    Exclusion of Certain Adjustments. The Estimated Closing Statement, the Closing Statement, and the determinations and calculations contained therein shall be prepared and calculated in accordance with this Agreement and the Accounting Principles (applied on a consistent basis), except that such statements, calculations, and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; (ii) shall be based on facts and circumstances as they exist prior to Closing and shall exclude the effect of any change in law or GAAP after the Closing Date; and (iii) shall follow the defined terms and other terms contained in this Agreement (and in the event of any conflict between the terms in this Agreement and GAAP, the terms in this Agreement shall control).
Section 2.4    Time and Place of Closing. Subject to the terms and conditions of this Agreement, including ARTICLE IX (Termination), the closing of the transactions described in this ARTICLE II (“Closing”) shall take place via electronic transmission (a) on the third (3rd) Business Day following the satisfaction, or, if permissible, waiver, of the conditions precedent set forth in ARTICLE VIII (Conditions to Closing) (other than those conditions precedent which by their nature are able to be satisfied on the Closing Date, but subject to the satisfaction or waiver of those conditions), provided, that unless consented to in writing by Buyer prior to such date, the Closing shall occur no earlier than April 8, 2024; or (b) at such other place or time as the Parties may agree (the date upon which Closing actually occurs is the “Closing Date”). Closing shall be deemed to be effective at 12:01 a.m. Central Time on the Closing Date.
Section 2.5    Closing Deliveries of Seller. At Closing, Seller shall deliver to Buyer, or cause to be delivered to Buyer, the following:
(a)    Assignment of Membership Interests. An assignment of the Membership Interests, duly executed by Seller, in the form attached as Exhibit C (the “Assignment of Membership Interests”);
(b)    Transition Services Agreement. A copy of that certain transition services agreement to be entered into by Buyer and Seller as of the Closing Date, in substantially the form (including with respect to the schedules thereto) attached as Exhibit D (the “Transition Services Agreement”), duly executed by Seller;
(c)    Assignment. An assignment of certain assets in form set forth in Exhibit E, duly executed by Seller and Ameron International Corporation (the “Assignment”);

(d)    Trademark Assignment. An assignment certain registered trademarks, in the form set forth in Exhibit F, duly executed by Ameron International Corporation and certain of its Affiliates (the “Trademark Assignment”);
(e)    Resignations of Sole Manager and Officer. Duly executed resignations of the sole manager and officers of the Company set forth on Schedule 2.5(e), each dated as of the Closing Date;
(f)    Certificate of Seller. A certificate from Seller, dated as of the Closing Date and duly executed by an authorized representative of Seller, certifying that attached to such certificate are true and complete copies of all required resolutions of Seller, authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(g)    Closing Certificate. A certificate from Seller, dated as of the Closing Date and duly executed by an authorized representative of Seller, certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) (Conditions to Obligations of Buyer) have been satisfied;
(h)    Good Standing Certificate. A certificate of good standing, dated not more than ten (10) days prior to the Closing Date, with respect to the Company, issued by the Secretary of State of the State of Delaware; and
(i)    IRS Form W-9. A duly executed IRS Form W-9 with respect to Seller.
Section 2.6    Closing Deliveries of Buyer. At Closing, Buyer shall deliver to Seller, or cause to be delivered to Seller, the following:
(a)    Payment. The Initial Purchase Price to Seller and pay the Seller Transaction Expenses as set forth in Section 2.2(b) (Purchase Price);
(b)    Transition Services Agreement. A copy of the Transition Services Agreement, duly executed by Buyer;
(c)    Assignment. A copy of the Assignment, duly executed by the Company;
(d)    Trademark Assignment. A copy of the Trademark Assignment, duly executed by the Company;
(e)    R&W Insurance Policy. Written evidence, in form and substance reasonably satisfactory to Seller, that the R&W Policy required under Section 6.4 (R&W Policy) is in effect as of the Closing Date;
(f)    Certificate of Buyer. A certificate from Buyer, dated as of the Closing Date and duly executed by an officer of the board of managers of Buyer, certifying that attached to such certificate are true and complete copies of all resolutions adopted by the board of managers of Buyer and the Board of Directors of Buyer Guarantor, authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and
(g)    Closing Certificate. A certificate from Buyer, dated as of the Closing Date and duly executed by an authorized representative of Buyer, certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) (Conditions to Obligations of Seller) have been satisfied.
Section 2.7    Withholding. Buyer and Seller and any other applicable withholding agent will be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under applicable Law. Notwithstanding the foregoing sentence, Buyer agrees not to withhold from payments to Seller of the Initial Purchase Price, any Purchase Price Deficit, or under ARTICLE X (Indemnification) if Seller provides a duly executed IRS Form W-9 to Buyer in accordance with this Agreement, and Seller agrees not to withhold from payments to Buyer of any Purchase Price Overpayment or under ARTICLE X (Indemnification) if Buyer provides a duly executed IRS Form W-9 to Seller. Any amounts deducted and withheld in accordance with this Section 2.7 shall be remitted by Buyer, Seller, or such other applicable withholding agent to the appropriate Government Authority and treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO SELLER
Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date of this Agreement and as of the Closing Date (unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date), except as set forth in the Disclosure Schedules.
Section 3.1    Organization and Existence. Seller has all requisite power and authority to carry on its business as now being conducted, to own, lease, and operate its assets as now owned, leased, or operated, and is duly organized, validly existing, and in good standing under the Laws of the State of Delaware.
Section 3.2    Authority; Authorization of Agreement. Seller has all requisite capacity, power, and authority to execute and deliver this Agreement and the Transaction Documents to be executed and delivered by Seller pursuant to this Agreement, to consummate the transactions contemplated by this Agreement and the Transaction Documents, and to perform its obligations under this Agreement and such Transaction Documents. The execution and delivery of this Agreement and the Transaction Documents to be executed and delivered by Seller, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite limited liability company power and authority. This Agreement constitutes (and the Transaction Documents to be executed and delivered by Seller constitute), assuming due authorization, execution, and delivery of this Agreement and the Transaction Documents by the other parties to such documents, the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights and by general equitable principles.

Section 3.3    Ownership.
(a)    Seller is the legal and beneficial owner and holder of record of, and has valid title to, the Membership Interests, free and clear of all Encumbrances, except for Securities Liens. The Membership Interests comprise all the issued and outstanding equity interests in the Company.
(b)    Seller possesses all voting rights associated with the Membership Interests. Seller is not a party to any option, warrant, right, contract, call, pledge, put, or other agreement or commitment providing for the disposition or acquisition of any of the Membership Interests or other equity interests in the Company. There are no voting trusts, proxies, or other agreements or understandings to which Seller is a party or is bound with respect to the voting of the Membership Interests or any other equity interests or securities of the Company.
(c)    At the Closing, Seller shall deliver to the Buyer good and valid title to the Membership Interests, free and clear of all Encumbrances, except for Securities Liens. Seller is not entitled to any payments or other consideration with respect to any Membership Interests or other equity securities of the Company. Seller does not hold any Encumbrances against any assets of the Company.
Section 3.4    Consents and Approvals; No Violations. Except as set forth in Section 3.4 of the Disclosure Schedules and for such filings as may be required under the HSR Act, and except as would not in the case of Section 3.4(b) through Section 3.4(c), individually or in the aggregate, reasonably be expected to materially impair Seller’s ability to timely consummate the execution and delivery of this Agreement and the Transaction Documents, the execution, delivery, and performance by Seller of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby by Seller, and the compliance by Seller with any of the provisions of this Agreement or the Transaction Documents do not and will not:
(a)    No Violation of Organizational Documents. conflict with or violate any provision of any Organizational Document of Seller or entitle any Person to exercise any preferential purchase right, option to purchase, or similar right with respect to any of the Membership Interests;
(b)    Filings, Approvals, Notices. require any filing with or any Permit, consent, or approval of, or the giving of notice to any Person;
(c)    Conflict with Material Contracts, Permits. conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any Material Contract, Permit, or other instrument or obligation binding upon Seller;
(d)    Conflict with Law. violate or conflict with any provision of any Law binding upon Seller; or
(e)    Encumbrances. result in, or require, the creation or imposition of, any Encumbrance upon, the Membership Interests.
Section 3.5    Brokers. Except as set forth in Section 3.5 of the Disclosure Schedules, no Person is entitled to any broker’s or finder’s fee or any other commission or similar fee or expense, directly or indirectly, in connection with this Agreement or the transactions contemplated hereby as the result of any contract, commitment, obligation, or action made by or on the behalf of Seller, and Seller has taken no action that might result in any Person claiming to be entitled to receive any such broker’s, finder’s, or similar fee or other commission.
Section 3.6    Litigation. There is no Proceeding pending or, to Seller’s Knowledge, threatened by, against or affecting Seller by which any Person seeks to, or that would reasonably be expected to, materially restrain, prohibit, enjoin or adversely affect the performance by Seller of the transactions contemplated by this Agreement or the Transaction Documents.
Section 3.7    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, ARTICLE IV (REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE COMPANY), AND IN THE TRANSACTION DOCUMENTS, NONE OF SELLER, THE COMPANY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECT OR INDIRECT OWNERS, MEMBERS, OR REPRESENTATIVES MAKES ANY EXPRESS, IMPLIED, OR STATUTORY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY RELATING TO SELLER, OR THE FINANCIAL CONDITION, RESULTS OF OPERATION, PROSPECTS, ASSETS OR LIABILITIES OF THE BUSINESS OR THE COMPANY, OR ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OR OF THE FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIAL), AND SELLER HEREBY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE COMPANY
Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date of this Agreement and as of the Closing Date (unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date), except in all cases as set forth in the Disclosure Schedules.
Section 4.1    Organization and Existence.
(a)    The Company is a Delaware limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware. The Company is duly qualified, licensed or registered to do business as a foreign entity and is in good standing in all of the jurisdictions in which the ownership or lease of property or assets or the conduct or nature of the business of the Company makes such qualification, license, or registration necessary, except where the failure to be so qualified would not, individually or in the aggregate, be material to the Company. Section 4.1 of the Disclosure Schedules lists the officers and sole manager of the Company as of the Closing Date.
(b)    The Company has all requisite power and authority to carry on the Business and to own, lease, and operate its properties and assets as now owned, leased, or operated. The copies of the Company’s Organizational Documents, which have been delivered to Buyer, are complete and correct, and such instruments are in full force and effect. The Company is not in material violation of any provisions of its Organizational Documents.
Section 4.2    Capitalization.
(a)    The issued and outstanding equity interests of the Company consist solely of the Membership Interests, and all such Membership Interests are owned by Seller. All of the Membership Interests are duly authorized, validly issued, fully paid, and non-assessable. None of the Membership Interests were issued in violation of any option, call option, right of first refusal, right of first offer, preemptive rights, subscription rights or any similar right of any member or other Person or any provision of applicable Law. The Company is not a party to any voting trusts, proxies, or other voting Contracts or agreements with respect to the Membership Interests or any equity interests of the Company.
(b)    The Company does not hold and has never held, directly or indirectly, any subsidiaries or equity interest in, nor controls (directly or indirectly, through the ownership of securities, by contract, by proxy, alone or in combination with others, or otherwise), any corporation, limited liability company, partnership, business organization, unincorporated joint venture, or other Person or arrangement involving the sharing of profits or losses. The Company has no obligation to form or participate in, provide funds to as an investment, make any loan or capital contribution to, make any other investment in, any Person.
(c)    There are no outstanding obligations, options, warrants, rights (including call, put, preemptive, subscription, exchange, or conversion rights), commitments, plans, or other agreements of any character to which the Company is a party or by which the Company is otherwise obligated that provide for the issuance, delivery, sale, transfer, purchase, repurchase, redemption, or acquisition of equity interests in the Company, or obligating the Company to grant, extend or enter into any such option, warrant, right (including call, put, preemptive, subscription, exchange, or conversion right), commitment, plan, or agreement, or permit any Person to share or participate in any of the profits, revenues, or sales of the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, profits interest or similar rights with respect to the Company. There are no authorized or outstanding bonds, debentures, notes, or other Indebtedness of the Company having the right to vote on or approve (or containing any provision granting any holder thereof or other Person the right to vote on or approve), or that are convertible into, or exchangeable for, securities having the right to vote on or approve, any matter on which any holder of equity securities of the Company may vote on or approve.
Section 4.3    Consents and Approvals; No Violation. Except as set forth in Section 4.3 of the Disclosure Schedules and for such filings as may be required under the HSR Act, and except as would not in the case of Section 4.3(b) through Section 4.3(c), individually or in the aggregate, reasonably be expected to have a material effect on the Company, the execution, performance, and delivery of this Agreement and the Transaction Documents by Seller, the consummation of the transactions contemplated by such documents, and the compliance by Seller with any of the provisions of this Agreement and the Transaction Documents do not and will not:
(a)    No Violation of Organizational Documents. conflict with or violate any provision of any Organizational Document of the Company or entitle any Person to exercise any preferential purchase right, option to purchase, or similar right with respect to any equity of the Company;
(b)    Filings, Approvals, Notices. require any filing with or any Permit, consent, or approval of, or the giving of notice to any Person;
(c)    Conflicts with Contracts, Permits, Etc. conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of consent, notice, termination, cancellation, or acceleration or result in loss of right) under, any of the terms, conditions, or provisions of any Material Contract, material Permit, Benefit Plan, Lease, or other material instrument or obligation binding upon the Company;
(d)    Conflict with Law. violate or conflict with any provision of any Law binding upon the Company or any of its properties or assets; or
(e)    Encumbrances. result in, or require, the creation or imposition of, any Encumbrance upon or with respect to any of the Company’s assets or properties or the Membership Interests (other than Permitted Encumbrances).
Section 4.4    Litigation. Except as disclosed on Section 4.4 of the Disclosure Schedules: (a) there is no Claim or Proceeding pending against or, to Seller’s Knowledge, threatened by or against the Company (or pending or, to Seller’s Knowledge, threatened against any of the officers, directors, managers or employees of the Company with respect to their business activities on behalf of the Company) or to which the Company is otherwise a party, at law or in equity, or before or by any Government Authority; and (b) there are no Orders outstanding against or, to Seller’s Knowledge, threatened against, the Company.
Section 4.5    Material Contracts.
(a)    Section 4.5(a) of the Disclosure Schedules contains a true and complete listing of all Material Contracts as of the date that is three (3) Business Days prior to the date of this Agreement. “Material Contracts” means the following Contracts to which the Company is a party:
(i)    all Contracts involving aggregate consideration exceeding Two Hundred Fifty Thousand Dollars ($250,000) per year that cannot be cancelled without penalty or consent or without more than sixty (60) days’ notice;
(ii)    except for agreements relating to trade receivables, all Contracts relating to the incurrence, assumption, or guarantee, whether directly or indirectly, of any Indebtedness or to mortgaging, pledging or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any portion of the assets of the Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, pledge agreements, security agreements, or conditional sale or title retention agreements;
(iii)    each Contract pursuant to which (A) the Company has agreed not to compete with another Person or (B) another Person has agreed not to compete with the Business (other than any employment-related agreement);

(iv)    each Contract by which the Company has licensed, granted permission, consented or covenanted not to sue with respect to any Intellectual Property used in the Business to or from Third Parties (other than Contracts for any Software that is generally commercially available on standard and unmodified terms for an annual or aggregate license fee payable by the Company of no more than Fifty Thousand Dollars ($50,000));
(v)    leases for the Leased Real Property listed on Section 4.20(b) of the Disclosure Schedules;
(vi)    each Contract with an agent or distributor that sells equipment on behalf of the Company exceeding One Hundred Thousand Dollars ($100,000) per year;
(vii)    all Contracts relating to the guaranty of any obligation for borrowed money or other material guaranty of Indebtedness;
(viii)    all Contracts containing covenants of the Company not to solicit or hire any person with respect to employment;
(ix)    other than purchase orders entered into in the Ordinary Course of Business, all Contracts or any group of related Contracts with any supplier required to be listed in Section 4.16(a) of the Disclosure Schedules (Customers and Suppliers);
(x)    other than purchase orders entered into in the Ordinary Course of Business, all Contracts or any group of related Contracts with any customer required to be listed in Section 4.16(b) of the Disclosure Schedules (Customers and Suppliers);
(xi)    all Contracts containing a minimum purchase requirement by the Company;
(xii)    all Contracts containing a minimum supply commitment by the Company;
(xiii)    all Contracts containing any future capital expenditure obligation(s) of the Company in excess of One Hundred Thousand Dollars ($100,000);
(xiv)    each partnership, strategic alliance or joint venture Contract to which the Company is a party;
(xv)    all Contracts with a “most favored nation” or similar provision;
(xvi)    all Contracts relating to the acquisition or disposition (whether by merger, sale of units, sale of all (or substantially all) assets or otherwise) of any Person or line of business, or other substantial amount of assets (other than inventory and raw materials, or other assets acquired or disposed of in the Ordinary Course of Business), or the future acquisition or disposition (whether by merger, sale of units, sale of all (or substantially all) assets or otherwise) of any Person or line of business, or other substantial amount of assets (other than inventory and raw materials, or other assets acquired or disposed of in the Ordinary Course of Business);

(xvii)    all Contracts with Seller’s Affiliates (other than the Company) and with any directors, managers, officers, or employees of Seller or the Company (other than employment Contracts);
(xviii)    all Contracts that require the Company to indemnify any Person (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);
(xix)    all Contracts under which the Company has made advances or loans to any other Person;
(xx)    each collective bargaining Contract;
(xxi)    all Contracts for the employment of any officer, individual employee, or other person on a full-time or consulting basis; and
(xxii)    all Contracts providing for payment of commissions, finder’s fees or similar payments.
(b)    Each Material Contract is in full force and effect and constitutes a valid and binding obligation of the Company and, to Seller’s Knowledge, of the other parties to such Material Contract, enforceable in accordance with their terms. Except as set forth in Section 4.5(b) of the Disclosure Schedules, to Seller’s Knowledge, the Company is not in material breach of any Material Contract, and no termination, condition, or other event has occurred which (whether with or without notice, lapse of time, or the occurrence of any other event) would constitute a default or a basis for force majeure or other claim of excusable delay or non-performance thereunder.
(c)    Except as set forth in Section 4.5(c) of the Disclosure Schedules, with respect to each Government Contract, for the last five (5) years, the Company has not: (i) breached or violated any Law, clause, provision or requirement pertaining to any Government Contract; (ii) been debarred or suspended from bidding on Government Contracts by a Government Authority, or declared nonresponsible or ineligible for, government procurement pursuant to 48 C.F.R. subpart 9.4, or any comparable state or local Laws and, to Seller’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to debarment, suspension, or a declaration that the Company is ineligible for government procurement; (iii) received any adverse findings in audits or investigations by any Government Authority with respect to any Government Contract that remain unresolved; (iv) had any Government Contract terminated by any Government Authority for default or failure to perform; or (v) made any disclosure with respect to any material irregularity, misstatement or omission involving a Government Contract. Except as set forth in Section 4.5(c) of the Disclosure Schedules, all representations, certifications required under each Government Contract and statements executed and submitted by the Company in connection with Government Contracts were correct in all material respects as of their respective effective dates. The Company has not received written notice that it is the subject of any pending claim pursuant to the False Claims Act (31 U.S.C. §§ 3729 et seq.) or any comparable state or local Laws and, to Seller’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to a claim under the False Claims Act or any comparable state or local Laws against the Company. Except as set forth in Section 4.5(c) of the Disclosure Schedules, the Company and its officers, directors, employees and agents have complied in all material respects with applicable procurement Laws governing the awarding and performance of Government Contracts. To Seller’s Knowledge, neither the Company nor any of its directors, officers, agents or employees has had access to confidential or non-public information in connection with Government Contracts to which they were not lawfully entitled.
Section 4.6    Permits.
(a)    Section 4.6(a) of the Disclosure Schedules contains a true and complete list of all material Permits and pending applications for material Permits required or used in the operation of the Business.
(b)    Except as disclosed in Section 4.6(b) of the Disclosure Schedules, all material Permits required for the Company to conduct the Business have been obtained by it and are, and for the past three (3) years have been, valid and in full force and effect. No suspension, cancellation, modification, revocation or nonrenewal of any Permit required for the Company to conduct the Business is pending or threatened in writing (or, to Seller’s Knowledge, orally). The Company is not in default or violation and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect, of any material Permit which is required for the operation of the Business.
Section 4.7    Compliance with Laws and Orders. Except as disclosed in Section 4.7 of the Disclosure Schedules, the Company is not, and for the past three (3) years has not been, and has not received any written (or, to Seller’s Knowledge, oral) demand or notice that it is, or has during the last three (3) years been, in material violation of or in material default under any Law, Permit or Order. The Company has not received any written notice of any event that has occurred, or any condition or circumstance that exists, that would (with or without lapse of time) constitute or result directly or indirectly in a material violation of any applicable Law or Permit. No written (or, to Seller’s Knowledge, oral) notice of any Proceeding, investigation or review by or before any Government Authority has been received by the Company, nor to Seller’s Knowledge is any such Proceeding, investigation or review pending.
Section 4.8    Labor and Employment Matters.
(a)    Section 4.8(a) of the Disclosure Schedules contains a listing of all employees of the Company (the “Employees”), in each case, showing for each individual the individual’s date of hire, title or grade, salary or rate of compensation, bonus (including annual bonus payments paid in the last year and target bonus payments) and other incentive compensation, full-time or part-time status, normal work location, exempt or non-exempt status (if applicable), active or leave status, and whether such Employee is a Non-Union Employee or Union Employee; provided, however, that with respect to Union Employees, Section 4.8(a) of the Disclosure Schedules contains the foregoing information to the extent readily available to the Company. To Seller’s Knowledge, no Key Employee intends to terminate his or her employment relationship with the Company.
(b)    Except as set forth in Section 4.8(a) of the Disclosure Schedules, (i) other than the Collective Bargaining Agreement to which the Company is bound as of the date of this Agreement, the Company is not a party to, or bound by, any Collective Bargaining Agreement or other agreement with a labor organization representing any of its employees, (ii) during the past three (3) years there has not been, nor has there been (A) any union organization activity by any union, labor organization, or employees of the Company, or (B) pending or, to Seller’s

Knowledge, threatened labor dispute (e.g., strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, material grievance, or material arbitration) or other similar labor activity or material dispute affecting the Company, and (iii) the Company is in compliance in all material respects with the terms of each Collective Bargaining Agreement to which it is subject.
(c)    The Company is in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees (including those Laws related to immigration, FLSA and independent contractor classification, child labor, discrimination, the WARN Act, and worker safety). The Company has received no written notice of any Proceeding against the Company, or to Seller’s Knowledge, no such Proceeding is threatened to be brought or filed, by or with any Government Authority or arbitral tribunal in connection with the employment or termination of employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, or any other employment-related matter arising under applicable Laws. The Company is not subject to any Order that limits or affects its ability to manage its employees, service providers, or job applicants. The current employees of the Company are authorized and have appropriate documentation to work in the jurisdictions in which they work, and the Company has taken all steps legally required to verify that such employees are authorized to work in their respective locations.
(d)    There has been no “mass layoff” or “plant closing” (as defined under the WARN Act) with respect to the Company within the past six (6) months. Seller has not been affected by any transaction that would trigger application of the WARN Act in the past six (6) months.
(e)    In the past three (3) years, (i) to Seller’s Knowledge, no allegations of sexual harassment or sexual misconduct have been made against any Key Employee, and (ii) the Company has not entered into any settlement or separation agreements related to allegations of sexual harassment or sexual misconduct by an employee of the Company.
Section 4.9    Benefit Plans.
(a)    Section 4.9(a) of the Disclosure Schedules contains a correct and complete list of each Company Plan and each NOV Benefit Plan. Except as set forth in Section 4.9(a) of the Disclosure Schedules, the Company does not provide access or benefits under any Company Plan or NOV Benefit Plan to Union Employees.
(b)    With respect to each Company Plan and each NOV Benefit Plan, the Company has provided a true, correct and complete copy of the following documents, to the extent applicable: (i) all material plan documents (and, to the extent no written document exists, a written summary thereof), and all amendments thereto, including, solely with respect to each Company Plan (disregarding for this purpose clause (ii) of such definition), any related trust documents, insurance contracts or other funding arrangements, and (ii) the most recent summary plan descriptions and summaries of material modifications.
(c)    Except as set forth in Section 4.9(c) of the Disclosure Schedules, (i) all benefits, contributions to, premiums required by, and payments from, the Company Plans or the NOV Benefit Plans or applicable Law, which are required to have been made, paid, or provided by or on behalf of the Company with respect to any period ending on or before the Closing Date, in accordance with such Company Plans or NOV Benefit Plans, have been timely made, paid, or provided, and (ii) all payments required to be made by the Company under any Collective Bargaining Agreement to which the Company is subject as of the date of this Agreement with respect to Benefit Plans covering Union Employees with respect to any period ending on or before the Closing Date have been timely made.
(d)    Except as set forth in Section 4.9(d) of the Disclosure Schedules, no Company Plan or NOV Benefit Plan is and neither any Company nor any ERISA Affiliate maintains, sponsors, contributes to, participates in, has any obligation to contribute to, or has ever sponsored, maintained, contributed to, participated in or had any obligation to contribute to, or has or has ever had any current or potential obligation or liability under or with respect to any: (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA), subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 or Section 430 of the Code; (ii) “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA); (iii) multiple employer plan (as described in Section 413(c) of the Code or 29 C.F.R. § 4001.2), or (iv) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
(e)    Except as set forth in Section 4.9(e) of the Disclosure Schedules, (i) there are no pending Claims or Proceedings of which the Company or Seller has received any written notice within the past three (3) years, and to Seller’s Knowledge, no Claims or Proceedings are threatened in respect of any of the Company Plans or the NOV Benefit Plans by or on behalf any current or former employee, director or independent contractor of the Company, including any Employee or beneficiary covered under any such Company Plan or NOV Benefit Plan, or otherwise involving any such Company Plan or NOV Benefit Plan (other than routine Proceedings for benefits), and (ii) to Seller’s Knowledge no facts or circumstances exist that could reasonably be expected to give rise to any such Claims or Proceedings. Each Company Plan and NOV Benefit Plan has been, and is being, established, maintained, operated and administered in all material respects in accordance with its terms and in material compliance with applicable Laws. Each Company Plan and each NOV Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Company Plan and NOV Benefit Plan and does so qualify, and any trusts intended to be exempt from federal income taxation under the provisions of Section 501(a) of the Code are so exempt. To Seller’s Knowledge, nothing has occurred with respect to the operation of any such Company Plan or material NOV Benefit Plan that could reasonably be expected to cause the denial or loss of such qualification or exemption.
(f)    Except as set forth in Section 4.9(f) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in connection with any other event(s) reasonably be expected to, (i) result in any payment or benefit becoming due to any current or former employee, individual independent contractor or director of the Company or the Business, including any Employee or under any Company Plan or NOV Benefit Plan, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, individual independent contractor or director of the Company or the Business, including any Employee or under any Company Plan or NOV Benefit Plan, or (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, individual independent contractor or director of the Company or the Business, including any Employee or under any Company Plan or NOV Benefit Plan.

(g)    Except as set forth in Section 4.9(e) of the Disclosure Schedules, none of the Company Plans or NOV Benefit Plans provides for health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant beyond the termination of an employee’s employment, except as may be required under Section 4980B of the Code, or similar state Law and at the sole expense of such participant or the participant’s beneficiary.
(h)    The Company maintains no obligation to gross-up or reimburse any Person for any Tax or related interest or penalties incurred by such Person, including under Sections 409A or 4999 of the Code or otherwise.
(i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in connection with any other event(s) could reasonably be expected to result in any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.
(j)    No event has occurred and no condition exists that would subject the Company either directly or indirectly by reason of its affiliation with any ERISA Affiliate to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law in respect of any compensation or employee benefit plan, program, policy, practice, agreement or arrangement.
Section 4.10    Intellectual Property.
(a)    Section 4.10(a) of the Disclosure Schedules sets forth a true and complete list of all Intellectual Property owned or, purported to be owned or used by the Company in the Business that is issued, registered, or the subject of an application to any Government Authority, including, all Patents, Trademarks, Copyrights and Domain Names. All Intellectual Property required to be disclosed on Section 4.10(a) of the Disclosure Schedules is subsisting, and to Seller’s Knowledge, valid and enforceable. The Company is the sole and exclusive owner of all right, title and interest in and to all Company Owned Intellectual Property and, and subject to the execution of the Trademark Assignment and the Assignment, has valid rights, pursuant to a written Contract to use all other Intellectual Property (the “Licensed Intellectual Property”) as the same is used by and necessary for the Business as presently conducted. Except as set forth in Section 4.10(a) of the Disclosure Schedules and subject to the execution of the Trademark Assignment and the Assignment, the Company Owned Intellectual Property, together with the Licensed Intellectual Property, constitutes all of the Intellectual Property necessary and sufficient for the Company to operate the Business in the manner in which the Business is currently conducted.
(b)    All of the Company Owned Intellectual Property is owned by the Company, free and clear of all Encumbrances except Permitted Encumbrances. Except as set forth in Section 4.10(b) of the Disclosure Schedules, the Company may use, sell, assign, transfer, license, and encumber all of the Company Owned and Licensed Intellectual Property immediately after Closing to the same extent as the Company had the right, power, and authority to use, sell, assign, transfer, license and encumber the same immediately prior to Closing. The conduct and operations of the Business as presently conducted have not, and do not, infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any Person. The Company is not subject of any pending nor, to Seller’s Knowledge, threatened Proceedings either: (i) involving a claim of infringement, misappropriation, dilution or other violation by any Person against the Company; or (ii) challenging the ownership, use, validity or enforceability of any Company Owned Intellectual Property. Except as set forth in Section 4.10(b) of the Disclosure Schedules, neither the Company nor any of its Representatives has received any written notice of any violation, infringement, dilution, or misappropriation by the Company of the rights or property of any other Person in any Intellectual Property, and, the Company is not violating, infringing, diluting, or misappropriating the rights or property of any other Person in any Intellectual Property. To Seller’s Knowledge, no Person is violating, infringing, diluting, or misappropriating any right, title, or interest of the Company with respect to the Company Owned Intellectual Property.
(c)    The Company has taken adequate security measures to protect the secrecy, confidentiality and value of all Trade Secrets included in the Company Owned Intellectual Property. No Trade Secret material to the Business as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company to any former or current employee or any third Person other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Intellectual Property.
(d)    The Company has executed valid and enforceable written agreements with each respective current employee pursuant to which each such employee has: (i) agreed to hold all Trade Secrets of the Company in confidence both during and after such Person’s employment or retention, as applicable; and (ii) presently assigned to the Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company in the course of such Person’s employment or retention thereby.
(e)    Seller or the Company owns or has a valid right to access and use pursuant to a written Contract all computer systems, networks, hardware, Software, databases, websites, and equipment used to process, store, maintain and operate data, information and functions used in connection with the Business as currently conducted (the “Company IT Systems”). The Company IT Systems: (i) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the Business as currently conducted; and (ii) do not, to Seller’s Knowledge, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that: (A) materially disrupt or adversely affect the functionality of any Company IT Systems, except as disclosed in their documentation; or (B) enable or assist any Person to access without authorization any Company IT Systems.
Section 4.11    Taxes.
Except as set forth in Section 4.11 of the Disclosure Schedules:
(a)    the Company has (i) duly and timely filed (or there has been duly and timely filed on its behalf) with the appropriate Government Authorities all Income and other material Tax Returns required to be filed by it, and (ii) duly and timely paid in full all Taxes or made adequate provision therefor on the Financial Statements (or there has been duly and timely paid or adequate provision has been made on their behalf), whether or not shown on any Tax Return;
(b)    all Income and other material Tax Returns filed by or on behalf of the Company are true, correct, and complete in all material respects;

(c)    the Company is not a beneficiary of any extension of time within which to file any Income or other material Tax Return other than extensions of time to file Income or other material Tax Returns obtained in the ordinary course of business;
(d)    there are no Encumbrances for Taxes (except Permitted Encumbrances) upon the assets or properties of the Company;
(e)    the Company has not received or requested a ruling from any Tax authority or signed an agreement with any Tax authority;
(f)    the Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld and paid over to the appropriate Government Authority all material amounts required to be so withheld and paid over under all applicable Laws in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member, partner, or other Third Party;
(g)    the Company has collected all material amounts of sales and use, value added, and other similar Taxes required to be collected, and has timely remitted, or will remit on a timely basis, such amounts to the appropriate Government Authority, or has been furnished with respect thereto properly completed exemption certificates and has maintained all related records and supporting documents in the manner required by applicable Law;
(h)    the Company has not received written notice that any federal, state, local, or foreign audits or other Proceedings are presently pending or threatened with regard to any Taxes or Tax Returns of the Company;
(i)    none of the Tax Returns filed by the Company have been the subject of a Proceeding by any Government Authority;
(j)    no claim has ever been made by a Government Authority in a jurisdiction where the Company has not filed a particular Tax Return or paid a particular type of Tax asserting that the Company is or may be subject to such type of Tax by, or required to file such Tax Return in, that jurisdiction;
(k)    the Company (i) has not been a member of any affiliated, consolidated, combined, unitary or other group for Tax purposes for any taxable period; (ii) has no liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise, and (iii) is not a party to and has no obligation under any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or any similar agreement or arrangement;
(l)    the Company has not participated in any “listed transaction” or “reportable transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b) (or any analogous or similar provision of state, local, or foreign Law);
(m)    the Company has at all times since its formation been a disregarded entity as set forth in Treasury Regulation Sections 301.7701-1 through -3 for U.S. federal (and applicable state and local) Income Tax purposes; and

(n)    the Company has not waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, or entered into any closing agreement under any applicable Tax Law.
Section 4.12    Financial Statements. Section 4.12 of the Disclosure Schedules sets forth true and complete copies of (a) the unaudited balance sheet of the Company as of January 31, 2024 (the “Balance Sheet Date”), together with the related unaudited statements of income and changes in the equity holders’ capital for the one (1)-month period then ended (collectively, the “2024 Financial Statements”), (b) the unaudited balance sheet of the Company as of December 31, 2023, and the related unaudited statements of income and changes in the equity holders’ capital for the twelve (12)-month period then ended (the “2023 Financial Statements”), and (c) the unaudited balance sheet of the Company as of December 31, 2022, and the related unaudited statements of income and changes in the equity holders’ capital for the twelve (12)-month period then ended (the “2022 Financial Statements,” and together with the 2024 Financial Statements and the 2023 Financial Statements, collectively, the “Financial Statements”). The Financial Statements (including in all cases the notes thereto, if any) have been prepared from the books and records of the Company in accordance with the Accounting Principles, consistently applied without modification of the accounting principles used in preparation thereof throughout the periods presented, and present fairly, in all material respects, the financial position and the results of operations of the Company as of, and for the periods ended on, such dates.
Section 4.13    Absence of Certain Changes. Except as disclosed on Section 4.13 of the Disclosure Schedules, since the Balance Sheet Date through the date of this Agreement, there has not been: (a) any Material Adverse Effect on the Company, or any event, condition, or contingency that would reasonably be expected to result in a Material Adverse Effect on the Company; (b) any damage, destruction, or Loss, whether covered by insurance or not, affecting the Business in excess of One Hundred Thousand Dollars ($100,000) for any single damage, destruction or Loss or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate; (c) any material increase in compensation or benefits payable or provided by the Company or any of its Affiliates to any of the Company’s current or former employees, directors, or individual independent contractors except (i) as required under the terms of any NOV Benefit Plan or Company Plan or applicable Law, or (ii) for customary, annual compensation increases and bonuses paid in the Ordinary Course of Business; (d) any material sale, assignment, lease, transfer, license, abandonment, or other disposition by the Company of any interest in its assets (including Company Owned Intellectual Property), excluding (i) replaced or obsolete assets in the Ordinary Course of Business and (ii) Inventory sold in the Ordinary Course of Business; (e) any recapitalization in the outstanding equity interests of the Company; (f) any amendment to the Organizational Documents of the Company; (g) any material change in the cash management practices or in the accounting methods, principles or practices followed by the Company; (h) any entry into, amendment to, termination, or receipt of written (or, to Seller’s Knowledge, oral) notice of termination of or intent to terminate any Material Contract (or any Contract that would be a Material Contract if not so amended or terminated); (i) any Encumbrance placed on the Company’s assets or property, other than Permitted Encumbrances; (j) any capital expenditures for the benefit of the Company that exceed One Hundred Thousand Dollars ($100,000) in the aggregate or any failure to make material capital expenditures in accordance with the Company’s capital budget; (k) any initiation, release, assignment, compromise or settlement of any Proceeding (i) with any customer or (ii) for an amount involving in excess of One Hundred Thousand Dollars ($100,000) in the aggregate or involving equitable or injunctive relief, unless such claim or lawsuit was settled in connection with a policy of insurance and the Company’s obligations not covered by insurance do not exceed One Hundred Thousand Dollars ($100,000); (l) issued, created, incurred, assumed, or guaranteed any Indebtedness; or (m) any agreement, whether orally or in writing, to do any of the foregoing.

Section 4.14    Receivables. Except as set forth in Section 4.14 of the Disclosure Schedules, all receivables reflected in Net Working Capital or the Financial Statements which have not been collected are valid and genuine and legally binding obligations of the Persons obligated to pay such amounts. All receivables reflected in Net Working Capital or in the Financial Statements (i) represent bona fide claims against debtors for sales, services performed or other charges, (ii) arose in the Ordinary Course of Business, (iii) are fully collectible in the Ordinary Course of Business, without resort to litigation, at the face amount thereof less any reserve reflected in the latest Financial Statement and will not be subject to counterclaim, set-off or other reduction and (iv) are not subject to any Encumbrances (other than Permitted Encumbrances).
Section 4.15    Inventory. The Inventory reflected in the Financial Statements, and any Inventory acquired since the Balance Sheet Date, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for Inventory items which are obsolete, expired, damaged, defective, below standard quality or slow-moving, all of which Inventory items which are obsolete, expired, damaged, defective, below standard quality or slow-moving have been written off or written down to net realizable value, or reserved for in the Financial Statements. All inventory is located at, or is in transit to or from, the Real Property, except for inventory sent off for coating or galvanizing treatment at the Company’s suppliers’ facilities in the Ordinary Course of Business.
Section 4.16    Customers and Suppliers.
(a)    Section 4.16(a) of the Disclosure Schedules sets forth a true and complete list of the twenty (20) largest customers (based on revenues) of the Company for calendar year 2023 and calendar year through the date that is three (3) Business Days prior to the date of this Agreement. Since the Balance Sheet Date, the Company has not received written notice that any customer listed in Section 4.16(a) of the Disclosure Schedules intends to cease doing business with the Company, or intends to alter in any material respect the payment, price terms, or amount of such customer’s dealings with the Company.
(b)    Section 4.16(b) of the Disclosure Schedules sets forth a true and complete list of the twenty (20) largest service providers and suppliers (based on costs) of the Company for calendar year 2023 and calendar year through the date that is three (3) Business Days prior to the date of this Agreement. Since the Balance Sheet Date, the Company has not received written notice that any service provider or supplier listed in Section 4.16(b) of the Disclosure Schedules has stopped or materially decreased or intends to cease dealing with the Company, or intends to alter in any material respect the payment, price terms, or amount of such service provider’s or supplier’s dealings with the Company.
Section 4.17    Environmental Matters.
Except as set forth in Section 4.17 of the Disclosure Schedules:
(a)    The Company and the Company’s Business Facilities are and for the past three (3) years have been in material compliance with applicable Environmental Laws;
(b)    the Company has not received any notice from a Third Party alleging or asserting that the Company is liable or may bear liability under Environmental Laws for remedial action of Materials of Environmental Concern managed, generated, used, or disposed by the Company;

(c)    the Company and the Business Facilities have obtained and maintained and for the past three (3) years have had all material Permits necessary to comply with and for the past three (3) years have complied with all Environmental Laws applicable to the Business;
(d)    the Company has not during the five (5)-year period preceding the date of this Agreement been the subject of a Claim alleging that the Company has violated or is subject to material liability under Environmental Laws, which such Claim remains unresolved as of the date of this Agreement, and to Seller’s Knowledge, no such Claim is threatened against the Company;
(e)    to Seller’s Knowledge, there is no pending Order applicable to the Company arising from any violation of Environmental Laws or any disposal of Materials of Environmental Concern by the Company; and
(f)    the Company has not received notice from any Third Party regarding the disposal by the Company of Materials of Environmental Concern at any off-site location that is not authorized to receive, manage, and accept such Materials of Environmental Concern for disposal.
(g)    there has been no Release of Materials of Environmental Concern by the Company, or to Seller’s Knowledge, any other Person, at, on, under, in or from any Business Facility, or to Seller’s Knowledge, any real estate formerly owned, leased or operated by the Company, which in each case would be expected to result in the Company incurring any material liability or any material obligations for notification, investigation or remediation under any Environmental Law.
(h)    the Company has delivered or otherwise made available for inspection copies and results of any material environmental reports, investigations, audits, assessments, studies, analyses, tests or monitoring related to the Business, any Business Facility or any formerly owned or leased real property.
Section 4.18    Title to Assets. Except as set forth in Section 4.18 of the Disclosure Schedules, the Company is the sole and exclusive owner of, and has good and valid title to, or a valid leasehold or other contractual interest in, as applicable, all of the assets reflected on the Financial Statements, except for assets that have been disposed of in the Ordinary Course of Business since the Balance Sheet Date, free and clear of all Encumbrances except for Permitted Encumbrances.
Section 4.19    Sufficiency of Assets, Services and Personnel; Condition of Assets. Except as set forth in Section 4.19 of the Disclosure Schedules, the assets reflected in the Financial Statements, except for assets that have been disposed of in the Ordinary Course of Business since the Balance Sheet Date, and together with the assets used to provide services under the Transition Services Agreement, the assets conveyed in the Assignment and the Trademark Assignment, and the Vehicles covered by the Element Master Lease, taken as a whole, (a) constitute all of the material assets, services, rights, interests and properties required for the continued conduct of the Business by Buyer in the same manner as presently conducted, Buyer will be afforded sufficient personnel necessary to conduct the Business as presently conducted, and Seller has not made offers of employment to any employees of the Company, and (b) are in good operating condition and repair, taking into account the age of such assets and normal wear and tear, except for any routine maintenance and repairs needed that are not material in cost. Each item of tangible personal property is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the Ordinary Course of Business and obsolescence in the Ordinary Course of Business.

Section 4.20    Real Property.
(a)    A true, correct, and complete list of all real property owned by the Company is set forth in Section 4.20(a) of the Disclosure Schedules (the “Owned Real Property”). Neither Seller nor the Company has leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof, and except as set forth in Section 4.20(a) of the Disclosure Schedules, there are no Contracts granting to any Person the right to use or occupy the Owned Real Property or any portion thereof. To Seller’s Knowledge, there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein, and no such options or other rights will exist as of the Closing Date.
(b)    Section 4.20(b) of the Disclosure Schedules contains a true, correct and complete list of each interest in real property leased or subleased by the Company (each such interest in real property, together with all buildings, improvements, and fixtures, including trade fixtures, located on such real property, collectively, the “Leased Real Property”).
(c)    Except as set forth in Section 4.20(c) of the Disclosure Schedules, the Company has, and on the Closing Date will have, good, valid and marketable fee simple title to the Owned Real Property free and clear of Encumbrances, except for the Permitted Encumbrances. Seller has made available to Buyer a true, correct and complete copy of each deed by which Seller or the Company acquired the Owned Real Property, and copies of all title insurance policies, title insurance commitments (and related exception documents) and surveys with respect to the Owned Real Property, in each case, to the extent in Seller’s or the Company’s possession or control.
(d)    The Company has a good and valid leasehold interest in, and the right to quiet enjoyment of each portion of, the Leased Real Property leased pursuant to the applicable Lease, free and clear of all Encumbrances, except for the Permitted Encumbrances. Each lease or sublease covering the Leased Real Property (each a “Lease”) is in full force and constitutes a legal, valid, and binding agreement enforceable against the Company and, to Seller’s Knowledge, each other Person that is a party thereto in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, or other Laws affecting creditors’ rights generally and by general equitable principles. Seller has made available to Buyer a true, correct and complete copy of each Lease and all amendments, supplements and other modifications thereto. With respect to each Lease, (i) neither the Company, nor to Seller’s Knowledge, the counterparty thereto, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither Seller nor the Company has received written notice of any default (or any condition or event that, after notice or lapse of time or both, would constitute a default) under any such Lease that remains uncured, (ii) all required security deposits have been paid to and, to Seller’s Knowledge, are being held by the applicable landlord in compliance with the applicable Lease and applicable Law; (iii) no material construction, alteration or other work due to be performed by any landlord pursuant to such Lease to ready the applicable premises for use by the Company remains to be performed thereunder and all construction allowances or other sums to be paid to the Company and all amounts owed by the Company to outside contractors or other Third Parties for work performed by or at the request of the Company have been paid in full to the extent currently due and payable; (iv) the Company has not vacated or abandoned any of the Leased Real Property or given written notice to the landlord under any Lease of its intent to do so; and (v) neither Seller nor the Company has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property.
(e)    There are no condemnation proceedings or other proceedings in eminent domain pending or, to the applicable Seller’s Knowledge, threatened in writing, affecting any of the Owned Real Property or any of the Leased Real Property.
Section 4.21    Related Party Transactions.
(a)    Non-Standard Items. Except as set forth in Section 4.21(a) of the Disclosure Schedules, other than standard employee benefits generally made available to all employees, there are no agreements, understandings or proposed transactions between the Company and any of its members, officers, directors, consultants or employees, or any Affiliate or immediate family member thereof.
(b)    Relationships with Certain Third Parties. The Company is not indebted, directly or indirectly, to any of its members, directors, officers or employees or any members of their respective immediate families or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business and for other customary employee benefits made generally available to all employees. None of the Company’s members, directors, officers or employees, or any members of their respective immediate families, or any Affiliate of the foregoing, are, directly or indirectly, indebted to the Company or have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm, company, partnership or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm, company, partnership or corporation which competes with the Company except that such Persons may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company, or (iii) financial interest in any contract with the Company.
(c)    Related Party Transactions with Seller or its Affiliates. Except as set forth in Section 4.21(c) of the Disclosure Schedules, other than Contracts or transactions on arm’s-length terms, neither Seller nor any of its Affiliates is party to any Contract or transaction with the Company. As of the Closing Date, the Company does not owe any amount to, nor has the Company committed to pay, make any loan or extend or guarantee credit to or for the benefit of Seller or any of its Affiliates. Neither Seller nor any of its Affiliates has any claim or cause of action against the Company, including under the Contribution Agreement.
Section 4.22    Warranty.
(a)    Each product produced, manufactured, sold, delivered, distributed or provided by, or on behalf of, the Company in the last five (5) years has, in all material respects, been produced, delivered and distributed in conformity with all applicable contractual commitments and all Laws relating to product safety and related matters, and all express and implied (to the extent not disclaimed in the applicable Contract) warranties with respect thereto. In the past five (5) years, there have been no recalls (whether voluntary or compulsory) of any of the products produced, manufactured, sold, delivered, distributed or provided by, or on behalf of, the Company. The Company is not currently, and except as set forth in Section 4.22(a) of the

Disclosure Schedules, has not in the past five (5) years been, subject to any product liability lawsuits or any investigation by any Government Authority (other than immaterial ordinary course governmental inspections or inquiries). Except as set forth in Section 4.22(a) of the Disclosure Schedules, the Company does not have any liability or obligation, nor to Seller’s Knowledge is there any reasonable basis for the Company to be subject to, any liability or obligation arising from or alleged to arise from any injury to person or property as a result of any product produced, manufactured, sold, delivered, distributed or provided by, or on behalf of, the Company.
(b)    Except as set forth on Section 4.22(b) of the Disclosure Schedules, (i) the Company has not made any guaranty, warranty, right of return, right of credit or other indemnity as to any products (a “Warranty”), other than the Warranties expressly set forth in the Company’s Standard Terms and Conditions provided to Buyer, and there is no pending or, to Seller’s Knowledge, threatened proceeding alleging any breach of any Warranty and (ii) the Company does not have any liability or obligation under any Warranty beyond that which is typically assumed in the Ordinary Course of Business by Persons engaged in businesses comparable in size and scope of the business of the Company. Except as set forth on Section 4.22(b) of the Disclosure Schedules, each product produced, manufactured, sold, delivered, distributed or provided by or on behalf of the Company has been produced, manufactured, sold, delivered, distributed or provided in conformity in all material respects with all Warranties made by, and all other contractual commitments of, the Company.
Section 4.23    Data Privacy.
(a)    The Company and, to Seller’s Knowledge, any Person acting for or on behalf of the Company is, and has at all times been in material compliance with all Privacy Requirements. Seller has implemented and maintained adequate policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information in relation to the business of the Company. None of Seller’s privacy policies or notices have contained any material omissions or been misleading or deceptive. Neither Seller, the Company nor any Third Party acting on behalf of Seller or the Company has received any notice of any claims, charges investigations or regulatory inquiries related to or alleging the violation of any Privacy Requirements in relation to the business of the Company. To Seller’s Knowledge, there are no facts or circumstances that could reasonably form the basis of any such claim, charge, investigation or regulatory inquiry.
(b)    Seller has, in relation to the business of the Company, implemented and at all times maintained reasonable and appropriate security procedures and practices, including technical and organizational safeguards, at least, to Seller’s Knowledge, consistent with practices in the industry in which the Company operates, to protect the Company IT Systems (including the confidentiality, integrity and accessibility of the Company IT Systems) and all Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. To Seller’s Knowledge, any Third Party who has provided any Personal Information to the Company has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required.
(c)    Seller has, in relation to the business of the Company, conducted commercially reasonable privacy and data security testing or audits at reasonable and appropriate intervals and resolved or remediated any material privacy or data security issues or vulnerabilities identified. Except as set forth in Section 4.23(c) of the Disclosure Schedules, there have been no material security breaches, unauthorized access to, use or disclosure of or other adverse events or incidents related to any Personal Information Processed by or on behalf of the Company. The Company has not provided or been legally required to provide any notice to any Person in connection with an unauthorized disclosure of Personal Information. The Company is not subject to any contractual requirement or other legal obligation that, following the Closing, would prohibit the Company from Processing any Personal Information in the manner in which the Company Processed such Personal Information prior to the Closing.
Section 4.24    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III (REPRESENTATIONS OF SELLER WITH RESPECT TO SELLER), THIS ARTICLE IV, AND THE TRANSACTION DOCUMENTS, NONE OF SELLER, THE COMPANY, OR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECT OR INDIRECT OWNERS, MEMBERS, OR REPRESENTATIVES MAKES ANY EXPRESS, IMPLIED, OR STATUTORY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY RELATING TO SELLER, THE COMPANY, OR THE FINANCIAL CONDITION, RESULTS OF OPERATION, PROSPECTS, ASSETS, OR LIABILITIES OF THE BUSINESS OR THE COMPANY, OR ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OR OF THE FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIAL), AND SELLER HEREBY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as the date of this Agreement and as of the Closing Date (unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date).
Section 5.1    Organization and Existence. Buyer is a limited liability company, duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has all requisite power and authority to carry on its business as now being conducted and to own, lease, and operate its assets as now owned, leased, or operated.
Section 5.2    Authority; Authorization of Agreement. Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to be executed and delivered by Buyer on the Closing Date, to consummate the transactions contemplated by this Agreement and the Transaction Documents, and to perform its obligations under this Agreement and such Transaction Documents. The execution and delivery of this Agreement and the Transaction Documents to be executed and delivered by Buyer, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite limited partnership or corporate, as applicable, power and authority. This Agreement constitutes (and the Transaction Documents to be executed and delivered by Buyer constitute), assuming due authorization, execution, and delivery of this Agreement and the Transaction Documents by the other parties to such documents, the legal, valid, and binding obligations of Buyer, enforceable against Buyer, as applicable, in accordance with their terms.

Section 5.3    Consents and Approvals; No Violations. Except for such filings as may be required under the HSR Act or any filings required by applicable securities Laws, neither the execution and delivery of this Agreement or the Transaction Documents by Buyer, the consummation of the transactions contemplated by such documents, nor the compliance by Buyer with any of the provisions of this Agreement or the Transaction Documents will: (a) conflict with or violate any provision of any Organizational Document of Buyer; (b) require any material filing with or any material permit, consent, or approval of, or the giving of notice to any Person; (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any material Contract, material Permit, or other material instrument or obligation binding upon Buyer or its assets; or (d) violate or conflict with any provision of any Law binding upon Buyer or any of its assets.
Section 5.4    Litigation. There is no Proceeding pending against or, to the knowledge of Buyer, threatened against, Buyer by which any Person seeks to, or would reasonably be expected to, materially restrain, prohibit, or enjoin the performance by Buyer of the transactions contemplated by this Agreement or the Transaction Documents.
Section 5.5    Brokers. No Person is entitled to any broker’s or finder’s fee or any other commission or similar fee or expense, directly or indirectly, in connection with this Agreement or the transactions contemplated hereby as the result of any contract, commitment, obligation, or action on the part of Buyer.
Section 5.6    Sufficiency of Funds. Buyer has sufficient funds available to consummate the transactions contemplated by this Agreement and the Transaction Documents, to pay the Initial Purchase Price (and any adjustments) and Seller Transaction Expenses, and all other fees and expenses related to the transactions contemplated by this Agreement. Closing is not subject to any financing condition, and Buyer does not know of any circumstance or condition that could reasonably be expected to adversely affect the availability of such funds at Closing.
Section 5.7    Solvency. Immediately after giving effect to the transactions contemplated hereby, and assuming the satisfaction of the conditions to Closing set forth in Section 8.1 (Conditions to Obligations of Both Parties) and Section 8.2 (Conditions to Obligations of Buyer), Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property and assets that have a fair saleable value greater than the amounts required to pay its debts and contingent liabilities as they become absolute and matured; and (c) have adequate capital to carry on its business. No transfer of property is being made, and no obligation is being incurred, in connection with the transactions contemplated hereby with the intent to hinder, delay, or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plan to incur, debts beyond its ability to pay as they become absolute and matured.
Section 5.8    Independent Investigation; No Other Representations.
(a)    Buyer has conducted its own independent investigation, review, and analysis of the results of operations, prospects, condition (financial or otherwise), and assets and liabilities of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III (Representations and Warranties of Seller with Respect to Seller) and ARTICLE IV (Representations and Warranties of Seller with Respect to the Company) (including the related portions of the Disclosure Schedules) and any representations and warranties in the Transaction Documents.
(b)    Buyer acknowledges that, except as set forth in this Agreement, as qualified by the Disclosure Schedules, and the Transaction Documents, neither Seller nor any of its Representatives or Affiliates makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to any Buyer or any of its respective Representatives or Affiliates prior to the execution of this Agreement or the Transaction Documents or (ii) with respect to any projections, forecasts, estimates, plans, or budgets of future revenues, expenses, or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof), or future financial condition (or any component thereof) of the Company provided to or made available to Buyer or any of its respective Representatives or Affiliates. Without limiting the generality of the foregoing and except for the representations and warranties in this Agreement, as qualified by the Disclosure Schedules, and in the Transaction Documents, neither Seller nor any of its respective Representatives or Affiliates has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business, operations, assets, or liabilities of Seller or the Company made available or delivered to Buyer or any Affiliate of Buyer, or any of their respective Representatives, including due diligence materials, memoranda, or similar materials, or in any presentation of the Company by Seller or others in connection with the transactions contemplated by this Agreement, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty under this Agreement or otherwise or deemed to be relied upon by Buyer in executing, delivering, and performing this Agreement and the transactions contemplated hereby. It is understood that any projections or other predictions contained in any memoranda, offering materials, or presentations, including any offering memorandum or similar materials made available or provided to Buyer and its Representatives or Affiliates, are not, and shall not be deemed to be or to include, representations or warranties of Seller, and are not and shall not be deemed to be relied upon by Buyer in executing, delivering, and performing this Agreement, the Transaction Documents, and the transactions contemplated by such documents.
Section 5.9    Investment Intent. Buyer is acquiring the Membership Interests for its own account as an investment and not with a view to sell, transfer, or otherwise distribute all or any part thereof to any other Person in any transaction that would constitute a “distribution” within the meaning of the Securities Act. Buyer acknowledges that it can bear the economic risk of its investment in the Membership Interests and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Membership Interests taking into account Seller’s representations, warranties, and agreements hereunder and in the Transaction Documents. Buyer is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act. Buyer understands that neither the offer nor sale of the Membership Interests has been registered pursuant to the Securities Act or any applicable state securities Laws (subject to the other terms of this Agreement), that all of the Membership Interests are subject to substantial restrictions on transfer, that all of the Membership Interests will be characterized as “restricted securities” under federal securities Laws, and that, under such Laws and applicable regulations, and that none of the Membership Interests can be sold or otherwise disposed of without registration under the Securities Act or an exemption thereunder. Buyer acknowledges that there is no public market for the Membership Interests and that there can be no assurance that a public market will develop.

ARTICLE VI
COVENANTS
Section 6.1    Conduct of the Business Prior to Closing.
(a)    From the date of this Agreement until Closing (the “Interim Period”), except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), Seller shall, and shall cause the Company to conduct the Business in the Ordinary Course of Business and use commercially reasonable efforts to maintain and preserve intact the current organization, business, goodwill, and relationships of the Business and its employees, customers, lenders, suppliers, regulators, and others having business relationships with the Business.
(b)    During the Interim Period, except as otherwise provided in this Agreement, consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed) or as set forth on Schedule 6.1(b), Seller shall and shall cause the Company to:
(i)    not assign, convey, abandon, encumber, transfer, license, sublicense, covenant not to assert, allow to lapse or expire or otherwise dispose of any rights to any Company Owned Intellectual Property (except for non-exclusive licenses granted in the Ordinary Course of Business);
(ii)    (A) to the extent related to the Company, Process any Personal Information in material compliance with all applicable Privacy Requirements and (B) take all actions reasonably necessary to protect the privacy and confidentiality of, and to protect and secure, any Personal Information in the possession or control of, or Processed by or on behalf of, the Company;
(iii)    not (A) amend Organizational Documents of the Company or (B) split, combine or reclassify the equity interests of the Company;
(iv)    not issue, sell, pledge, transfer, or dispose of any equity securities of the Company of any class or any securities convertible into or exercisable or exchangeable for any equity or voting securities of any class of the Company;
(v)    (A) not redeem, purchase or otherwise acquire any outstanding equity interest of the Company or declare or pay any dividend of the Company or make any other distribution from the Company to any Person on or prior to the Closing Date, and (B) not declare, set aside or make any payment or distribution of cash or other property in respect of the Membership Interests;
(vi)    not sell, assign, lease, transfer, license, abandon or otherwise dispose of, any interest in the Company’s assets, except for the sale, lease, licensing, transfer or disposition of Inventory or obsolete machinery, equipment, or other assets in the Ordinary Course of Business;
(vii)    not make any change in any cash management practices or in the accounting methods, principles or practices, including any working capital procedures or practices of the Company;

(viii)    not accelerate the collection of, or discount, accounts receivable, or delay the payment of accounts payable or accrued expenses of the Company, other than in the Ordinary Course of Business;
(ix)    in relation to the Company, not take any action or fail to take any action that has had, or would reasonably be expected to have, the effect of accelerating to pre-Closing periods sales to customers that would otherwise be expected to occur after the Closing;
(x)    not permit the Company to make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by the Company (A) to any employee of the Company in connection with travel, entertainment or related business expenses or other customary out of pocket expenses in the Ordinary Course of Business or (B) in the Ordinary Course of Business to any customer, distributor, licensor, supplier or other Person with which the Company has significant business relations;
(xi)    with respect to the Company, not (A) make, change or revoke any material Tax election (including any election to change the Company’s Tax classification), (B) settle or compromise any Tax liability, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or enter into any closing agreement with respect to Taxes with any Government Authority, (C) change (or make a request to change) an annual accounting period or any aspect of its method of accounting for Tax purposes, (D) prepare or file any material Tax Returns in a manner that is inconsistent with past practice, file any amended Tax Return, or file or surrender a claim for any refund of Taxes, (E) enter into any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or any similar agreement, arrangement or understanding, (F) obtain or request any Tax ruling, or (G) participate in, initiate any discussion with respect to, or enter into any voluntary disclosure program (or similar program or agreement) with any Government Authority with respect to Taxes;
(xii)    not (A) increase the amount of any bonus, salary or other compensation payable, or of any benefits, (i) to any employee or individual independent contractor of the Company making in excess of One Hundred Thousand Dollars ($100,000) per year or (ii) to any other employee or individual independent contractor of the Company by more than five percent (5%), or (B) grant any bonus to any employee, director or executive officer of the Company other than in the Ordinary Course of Business; provided, however, that the Company may without Buyer’s consent (1) continue to make hires based on open position requisitions as of the date hereof or (2) replace any employees whose employment is terminated so long as such replacements’ base salaries are less than One Hundred Thousand Dollars ($100,000);
(xiii)    not permit the Company to enter into or agree to enter into any merger, consolidation, acquisition, joint venture or strategic alliance with any Person;
(xiv)    not adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, or otherwise alter the Company’s corporate structure;
(xv)    other than in the Ordinary Course of Business, not amend, waive, modify or consent to the termination of, any Material Contracts;

(xvi)    with respect to the Company, other than any purchase orders with customers that contemplate the receipt of amounts less than Two Hundred Fifty Thousand Dollars ($250,000) and entered into in the Ordinary Course of Business, not enter into any Contract with a term greater than one (1) year or that requires the payment of amounts greater than One Hundred Thousand Dollars ($100,000) or receipt of amounts greater than Two Hundred Fifty Thousand Dollars ($250,000); provided, however, that such threshold for purchases of coil in the Ordinary Course of Business shall be Two Hundred Fifty Thousand Dollars ($250,000) rather than One Hundred Thousand Dollars ($100,000);
(xvii)    with respect to the Company, not authorize, or make any commitment with respect to, any single capital expenditure that is in excess of Fifty Thousand Dollars ($50,000) individually or capital expenditures that are, in the aggregate, in excess of One Hundred Fifty Thousand Dollars ($150,000) for the Company, except for capital expenditures already expressly included in the Company’s capital budget provided to Buyer prior to the date hereof;
(xviii)    not enter into any Contract with any officer, director, manager or Affiliate of the Company;
(xix)    not commence or settle any Proceeding involving the Company;
(xx)    not, except in the Ordinary Course of Business, (A) mortgage, lease to a third party, pledge or otherwise grant any Encumbrance (other than a Permitted Encumbrance) on any Real Property, (B) sell, transfer, license, permit to lapse or otherwise dispose of any Real Property without Buyer’s consent, (C) terminate any Lease without Buyer’s consent, other than a Lease that expires on its own terms prior to the Closing, (D) amend or modify any Lease without Buyer’s consent, (E) permit the Company to purchase, lease or otherwise acquire additional real property or (F) transfer or relocate any material fixtures or equipment from any Real Property, other than removals or relocations of obsolete fixtures and equipment in the ordinary course of business; provided, that the same are replaced with fixtures and equipment, as applicable, of equal or greater value and utility; and
(xxi)    not authorize, or commit or agree to take, any action described in this Section 6.1(b).
(c)    During the Interim Period, Buyer may request and use commercially reasonable efforts to obtain from any landlord of any Leased Real Property, an estoppel certificate, running in favor of Buyer (or its designee) and Buyer’s actual and prospective purchasers and/or lenders, each in form and substance requested by Buyer acting reasonably.
Section 6.2    Access to Information. During the Interim Period, Seller shall, and shall cause the Company to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect the Business Facilities; (b) furnish Buyer and its Representatives with such financial, operating, and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; provided, however, that none of the Company, Seller, nor their respective Representatives shall be required to create reports, analyses, or prepare other information in connection with such requests; and (c) instruct the Representatives of Seller and the Company to reasonably cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the normal operations of the Company. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Buyer if such disclosure would: (x) in Seller’s reasonable discretion, cause significant competitive harm to Seller, the Company, and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) waive any attorney-client or other privilege; (z) violate any applicable Law or Contract to which the Company is a party and entered into prior to the date of this Agreement; provided, however, if such access or disclosure is denied, Seller shall promptly notify Buyer, shall describe in writing the reasons for such denial and shall reasonably cooperate with Buyer to implement any commercially reasonable procedures requested by Buyer to, if possible, provide access or disclosure without resulting in the violations or waivers set forth in the foregoing clauses (x) through (z). Prior to Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not (other than in the ordinary course of business of Buyer and its Affiliates unrelated to the transactions contemplated by this Agreement) contact any Persons known by Buyer to be suppliers to, or customers of, the Company, and Buyer shall have no right to perform invasive, destructive, or subsurface investigations of the Company’s properties or any other environmental sampling (such as indoor air sampling). Buyer shall, and shall direct its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.2, and Buyer shall indemnify, defend, and hold Seller, its Affiliates, and their respective Representatives harmless from and against any Losses arising out of Buyer’s or its Representatives access to any Business Facilities during the Interim Period except to the extent such Losses were caused by the gross negligence or willful misconduct of Seller, its Affiliates, or their respective Representatives.
Section 6.3    Confidentiality.
(a)    Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenant and agree to keep confidential, in accordance with the provisions of the Confidentiality Agreement, Evaluation Material (as defined in the Confidentiality Agreement) provided to Buyer in relation to the transactions contemplated by this Agreement. If this Agreement is terminated prior to Closing for any reason, then the terms of the Confidentiality Agreement shall continue in full force and affect until the later of (i) one (1) year after the date of such termination, notwithstanding any earlier termination of the Confidentiality Agreement according to its terms, and (ii) the termination of the Confidentiality Agreement according to its terms.
(b)    For a period of two (2) years following the Closing Date, Seller shall, and shall cause its Affiliates to, hold in confidence and shall not use in any manner any confidential and proprietary information, whether written or oral, to the extent concerning the Company; provided, however, that Seller and its Affiliates may use any such information (i) as may be reasonably required by such Persons in connection with any insurance Proceedings or Tax audits against, or Proceedings concerning, any such Persons or (ii) to comply with obligations under this Agreement and the Transaction Documents. If Seller or any of its Affiliates is requested or compelled to disclose any such confidential or proprietary information by judicial or administrative process by any Government Authority or by other requirements of Law or a securities exchange on which an Affiliate of Seller is listed, Seller shall, if legally permitted, promptly notify Buyer in writing and shall disclose only that portion of such information that such Seller is advised by its counsel is legally required to be disclosed; provided, however, that Seller shall cooperate with Buyer, at Buyer’s sole cost and expense, to permit Buyer to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding anything contained in this Section 6.3(b) to the contrary, (A) the provisions of this Section 6.3(b) shall not apply to any information which has come within the public domain, except that which has come in the public domain through Seller’s breach of this Section 6.3(b), and (B) all right, title, and ownership of the confidential and proprietary information described in this Section 6.3(b) shall remain with Buyer, and nothing in this Agreement or otherwise is intended to grant any license or right to use all or any of such confidential and proprietary information.
(c)    Notwithstanding anything to the contrary in this Agreement, effective upon the Closing, the Confidentiality Agreement shall terminate and be of no further force or effect.
Section 6.4    R&W Policy.
(a)    Buyer has executed a binder agreement (the “Binder Agreement”), attached as Exhibit G, with respect to a buyer-side representation and warranty policy naming Buyer, the Buyer’s Indemnified Persons and, upon Closing, the Company as “insureds” (the “R&W Policy”). Buyer shall use commercially reasonable efforts to satisfy the conditions set forth in the Binder Agreement to ensure that the R&W Policy is or remains fully bound and in full force and effect at Closing. Buyer shall cause the R&W Policy to expressly provide that (i) the insurer(s) issuing the R&W Policy has waived or otherwise shall not pursue any subrogation, contribution, or other rights against Seller or any of its Affiliates and/or any of their respective past, present, or future Representatives, including any Claims for Losses resulting from, arising out of, or related to any inaccuracy or breach of any representation or warranty made by Seller, except in the case of Fraud by Seller, (ii) that Buyer’s Indemnified Persons shall have no obligation to pursue any claim against Seller in connection with any Losses, and (iii) each of Seller, its Affiliates, and their respective past, present, or future Representatives may rely upon and enforce such waiver of subrogation, contribution, and other rights as express third-party beneficiaries of such waiver of subrogation, contribution, and other rights provisions. From and after the issuance of the R&W Policy, Buyer shall not amend, modify, or otherwise change, terminate, or waive any provision of the R&W Policy in a manner adverse to Seller, its Affiliates, or their respective Representatives without the prior written consent of Seller. Notwithstanding the foregoing, Buyer shall not (and shall cause its Affiliates to not) amend, modify, or otherwise change, terminate, or waive a provision regarding the waiver of subrogation, contribution, and other rights without the prior written consent of Seller.
(b)    Buyer and Seller shall each pay fifty percent (50%) of the cost of obtaining the R&W Policy, including all premiums, surplus line taxes, premium taxes, underwriting fees, and any related brokers’ fees and commissions, but expressly excluding the costs of legal counsel in negotiating and advising with respect to such R&W Policy, whether engaged by Buyer, any underwriter, any insurer, or otherwise (the “R&W Policy Costs”). From and after Closing, Buyer shall be responsible for the costs of maintaining the R&W Policy and for any associated deductible or retention amounts.
(c)    Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, Buyer acknowledges and agrees that obtaining the R&W Policy is not a condition for Buyer to proceed to Closing, and Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Section 8.1 (Conditions to Obligations of All Parties) and Section 8.2 (Conditions to Obligations of Buyer), to consummate the transactions contemplated by this Agreement regardless whether the R&W Policy becomes effective. The absence of coverage under the R&W Policy or the failure of the R&W Policy to be in full force and effect for any reason shall not expand, alter, amend, change, or otherwise affect the liability of Seller, any Affiliate of Seller, or any of their respective Representatives under this Agreement.
Section 6.5    Restrictive Covenants.
(a)    For a period of five (5) years commencing on the Closing Date, Seller shall not directly or indirectly:
(i)    engage in the Business in the United States; or
(ii)    invest in, share in the earnings of, or beneficially own or hold any security issued by, or otherwise own or hold any interest in any entity which is engaged in the Business in the United States;
provided, however, that Seller and its Affiliates may own, solely as an investment, securities of an entity that is engaged in the Business in the United States if (A) Seller is not an Affiliate of the issuer of such securities, and (B) Seller does not, directly or indirectly, beneficially own more than five percent (5%) in the aggregate of such class of securities.
(b)    For a period of five (5) years commencing on the Closing Date, Seller shall not, directly or indirectly, solicit any Person who was an employee of the Company on the Closing Date (each a “Restricted Employee”), or encourage any such Restricted Employee to leave such employment or hire any Key Employee who has left such employment; provided, however, that (i) Seller and its Affiliates may (A) conduct general searches for employees or independent contractors by use of advertisements or other media that are not directly targeted at the Restricted Employees, and (B) engage any recruiting firm or similar Third-Party organization to identify or solicit persons for employee or independent contractor positions on Seller’s or its Affiliates’ behalf, which may result in the solicitation and hiring of any such Restricted Employees who respond to such general searches or are identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to specifically target or contact any such Restricted Employees, and (ii) nothing in this Section 6.5(b) shall prevent Seller or any of its Affiliates from hiring (A) any employee whose employment has been terminated without cause by the Company, Buyer, or any of its Affiliates, (B) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment with the Company has been terminated by the employee (including a resignation by employee), or (C) Buyer has consented to the solicitation or hiring of such individual in writing.
(c)    The Assignment shall include a partial assignment of the Intellectual Property, Confidential Information and Non-Solicitation Agreements signed by any Continuing Employees with respect to the Business.
Section 6.6    Post-Closing Employee Matters.
(a)    From the Closing Date until December 31, 2024 (or, if earlier, the date of the Continuing Employee’s termination of employment), Buyer shall and shall cause the Company to provide each Non-Union Employee who remains employed by the Company immediately after Closing (each, a “Continuing Employee”) with: (i) a base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to Closing; (ii) annual target cash bonus opportunities (excluding equity-based compensation), if any, which are no less than the annual target cash bonus opportunities (excluding equity-based compensation) provided by the Company immediately prior to Closing; (iii) retirement and welfare benefits (but not including, for the avoidance of doubt, any post-employment welfare benefits, non-qualified deferred compensation plans, discretionary contributions under defined contribution plans, or defined benefit pension plans), in the aggregate, that are substantially comparable, in the aggregate, than those provided by the Company immediately prior to Closing; and (iv) severance benefits in the amounts set forth in Schedule 6.6(a).
(b)    With respect to any employee benefit plan maintained by Buyer or its subsidiaries (collectively, “Buyer Benefit Plans”) in which any Continuing Employees will participate effective as of immediately following Closing, Buyer shall, or shall cause the Company to, use commercially reasonable efforts to recognize all service of the Continuing Employees, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Continuing Employees may be eligible to participate after the Closing Date; provided, however, that such service need not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan.
(c)    Effective as of the Closing Date, Seller shall cause the Company to withdraw and terminate as a participating employer in each NOV Benefit Plan and provide documentation of the approval of such withdrawal and termination to Buyer prior to the Closing Date. Buyer acknowledges and agrees that all such withdrawals and terminations will be effective as of the Closing Date such that the Employees will no longer be active participants in such plans or continue accruing further rights, interests, or entitlements under such NOV Benefit Plans for periods occurring on or after the Closing Date.
(d)    From and after the Closing Date, Buyer shall cause the Company to perform any obligations to which it is subject under a Collective Bargaining Agreement including, while such obligations are in effect, taking all actions necessary to provide similar 401(k) and health and welfare type plans in which the Union Employees participate as of the Closing Date in accordance with the terms of the CBA such that there is no gap, lapse, or interruption in participation under any type of plan covered under the CBA. Buyer agrees to cause the Company to engage in any type of bargaining that is required of it under any Collective Bargaining Agreement to which it is subject and applicable Law to participate in such Buyer plans instead of any NOV Benefit Plans, including as set forth in Article 27 of the CBA, from the Closing Date until such obligation is no longer required under any Collective Bargaining Agreement to which it is subject.
(e)    Seller and Buyer will take all actions reasonably necessary to cause a spin-off of the portion of Seller’s or its Affiliates’ flexible spending account plans covering Continuing Employees to Buyer’s cafeteria plan in accordance with Revenue Ruling 2002-32 and subsequent guidance. Participant elections, contribution levels and coverage levels, as in effect prior to the Closing Date under Seller’s or its Affiliates’ flexible spending account plans, will continue to be effective on and after the Closing Date under Buyer’s flexible spending account program. As soon as reasonably practicable following the Closing Date, Seller will transfer to Buyer an amount equal to participant contributions in respect of such Continuing Employees to Seller’s flexible spending account plans made in the calendar year in which the Closing occurs through the Closing Date, less reimbursements during that period. Seller will not be responsible for, and will have no liability relating to, resulting from, or arising out of the provision of health reimbursement and dependent care reimbursement benefits to such Continuing Employees following the transfer of the health flexible spending account balances and dependent care flexible spending account balances to Buyer’s plan. Buyer’s flexible spending account plans will be available to the Continuing Employees after the Closing Date.
(f)    This Section 6.6 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.6, whether express or implied, shall confer upon any Person whether or not a party to this Agreement (including any Employee) any right to continued employment with the Company or any rights or remedies of any nature whatsoever under or by reason of this Section 6.6. Nothing contained in this Section 6.6, express or implied, shall be construed to establish, amend, or modify any NOV Benefit Plan, any Company Plan or any other employee benefit plan, program, agreement, or arrangement or require Buyer or any of its Affiliates to continue or amend any Buyer plan and any Buyer plan may be amended or terminated in accordance with its terms and applicable Law.
(g)    Prior to the Closing, neither Seller, Buyer nor any of their respective Affiliates shall issue any communication (including any electronic communication) to any Employee without the prior written mutual approval of the other Party, such approval not to be unreasonably withheld, conditioned, or delayed. Seller, Buyer or any of their respective Affiliates shall mutually consider and agree to the contents, scope, form and timing of any communications by Buyer with the Employees on all employment-related matters in connection with this Agreement (“Employment Matters”). At any time following the Parties’ agreement in accordance with the preceding sentence, Buyer may participate in any communication sessions relating to Employment Matters organized by Seller (“Employee Sessions”). Without limiting the foregoing, Seller and Buyer agree that at all times (i) both Seller and Buyer shall consult with each other prior to any or all parties carrying out any Employee Sessions or otherwise effecting any communications to the Employees relating to Employment Matters and (ii) neither Buyer nor Seller shall make any representation (on behalf of itself or any other party, as applicable) relating to any Employment Matters.
(h)    Neither Buyer nor any of its Affiliates (including, after the Closing, the Company) shall assume or retain any liabilities, obligations, claims or losses arising from or related to any of the NOV Benefit Plans or any Benefit Plan sponsored, maintained, contributed to or required to be contributed to by NOV Inc. or any of its ERISA Affiliates (other than any Company Plan (disregarding for these purposes, clause (ii) of such definition)) regardless of when such liabilities, obligations, claims or losses arise or are incurred. Seller shall remain liable and retain responsibility for, and continue to pay in accordance with the terms of the applicable NOV Benefit Plans, all expenses and benefits for each Employee with respect to claims incurred by such Employee (or his or her spouse and/or covered dependents and beneficiaries) prior to the Closing Date. For purposes of this Section 6.6(h), a claim is deemed incurred: in the case of medical or dental benefits, when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of accidental death and dismemberment or workers compensation claims, when the event giving rise to the claim occurs; and in the case of a claim that results in a hospital admission, on the date of admission.
(i)    Seller shall retain all Liabilities, costs and expenses with respect to any workers’ compensation policy of Seller and any Affiliate of Seller (other than the Company) that arise from or relate to incidents that are first reported on or prior to the Closing Date. For the avoidance of doubt, Seller shall not retain any Liabilities related to workers compensation claims with respect to any injuries which are, in good faith, first reported following the Closing Date (regardless of whether such injuries arise from or relate to incidents that occur on, prior to or after the Closing Date).
(j)    In order to enable Seller to make timely distributions to Continuing Employees who participated in Seller’s nonqualified deferred compensation plans prior to the Closing Date, Buyer shall and shall cause the Company to provide timely written notice to Seller regarding the “separation from service” (within the meaning of Section 409A of the Code) for each Continuing Employee listed on Schedule 6.6(i).
Section 6.7    Public Announcements. Each Party shall obtain the approval of the other before issuing any press releases or otherwise making any public statements with respect to this transaction, whether prior to or subsequent to Closing, except as in the reasonable opinion of the counsel of the Party issuing the press release or otherwise making a public statement, as may be required by Law, in which case such Party shall, if permitted by such Law, consult with the other Party as to the content and language of any such report, statement, or press release prior to its issuance; provided, however, that (a) each Party and its Affiliates (including, in the case of Buyer, the Company) may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as such Party and its Affiliates (including, in the case of Buyer, the Company) may reasonably determine is necessary to comply with the requirements of any agreement to which such Party or its Affiliates (including, in the case of Buyer, the Company) is a party, (b) each Party and its Affiliates, in its sole discretion, may issue a press release regarding this Agreement and the transactions contemplated herein twenty-four (24) hours after such Party provides (electronic mail being sufficient) a draft of such press release to the other Party, (c) each Party and its Affiliates (including, in the case of Buyer, the Company) may make filings and disclosures as such Party its Affiliates may reasonably determine is necessary or appropriate to comply with applicable securities Laws (including the Securities Exchange Act of 1934) or rules or requirements of the New York Stock Exchange or the U.S. Securities and Exchange Commission, (d) each Party and its Affiliates may make statements about and discuss the transactions contemplated by this Agreement and the Transaction Documents on earnings calls following any public announcement of such transactions and (e) if a press release is issued or a public statement is made, in each case, that was approved by the other Party, then each Party and its Affiliates (including, in the case of Buyer, the Company) may thereafter issue press releases and make public statements that are consistent with such initial approved press release or statement without the consent or approval of the other Party.
Section 6.8    Government Approvals; Conditions to Closing.
(a)    Each Party shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals from all Government Authorities that may be necessary for its execution and delivery of this Agreement and the Transaction Documents and the performance of its obligations pursuant to this Agreement and the Transaction Documents. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The Parties shall not willfully take any action that will have the effect of materially delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date of this Agreement, each Party agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and the Transaction Documents within one (1) Business Day after the date of this Agreement and to make an appropriate response as promptly as practicable to the appropriate Government Authorities to any request for additional information and documentary material pursuant to the HSR Act. In the event that any Government Authority to which any filing is required to be submitted by any given date or within any given period pursuant to this Section 6.8 is closed or not accepting filings (“Government Shutdown”), such date or period shall be extended day-for-day, for each Business Day the Government Shutdown is in effect.
(b)    Without limiting the generality of Buyer’s undertaking pursuant to this Section 6.8, Buyer shall take any and all steps reasonably necessary to seek to avoid or eliminate any impediment under any antitrust, competition, or trade regulation Law that may be asserted by any Government Authority so as to enable the Parties to close the transactions contemplated by this Agreement and the Transaction Documents as promptly as possible, including proposing, negotiating, committing to, and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, or disposition of any of its assets, properties, or businesses or of the assets, properties, or businesses to be acquired by it pursuant to this Agreement and the Transaction Documents as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or Proceeding commenced by a Government Authority, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement and the Transaction Documents. Notwithstanding the foregoing, Buyer is not required to take any of the actions described in the foregoing clauses that is not conditioned upon the Closing; further provided, however, that notwithstanding anything to the contrary in this Section 6.8(b) or elsewhere in this Agreement, Buyer shall have no obligation to agree to or accept any requirement for any Affiliate or any of Buyer’s or its Affiliates to provide prior notice to, or obtain approval from, any Government Authority with respect to a future acquisition or transaction. In addition, Buyer shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary, or permanent) that would prevent the consummation of Closing.
(c)    Without limiting Buyer’s other obligations in this Section 6.8, Buyer shall be entitled to direct the defense of this Agreement and the transactions contemplated hereby before any Government Authority and take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Government Authorities regarding (i) the expiration or termination of any applicable waiting period relating to the transactions contemplated by this Agreement under the HSR Act or (ii) obtaining any consent, approval, waiver, clearance, authorization or permission from a Government Authority; provided that Buyer shall consider the input of the Seller in good faith with respect to such defense, scheduling, strategic planning and conducting of negotiations. All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Government Authority or the staff or regulators of any Government Authority, in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Government Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party in advance of any filing, submission, or attendance, it being the intent that the Parties will review and discuss in advance, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance, or contact with any Government Authority or the staff or regulators of any Government Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance, or contact.
(d)    During the Interim Period, each Party shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII (Conditions to Closing).
(e)    Buyer shall be responsible for making any filings required by Government Authorities after the Closing Date that are reasonably necessary to effect the transactions contemplated by this Agreement and the Transaction Documents.
Section 6.9    Vehicles.
(a)    During the Interim Period, Buyer shall use reasonable best efforts to enter into a master lease agreement or its equivalent with Element to enable Seller and Element to transfer any leased Vehicles from its master lease agreement with Element to Buyer and its agreement with Element.
(b)    Within thirty (30) days after the Closing Date, Buyer shall take all actions necessary with the appropriate Government Authorities, including the U.S. Department of Transportation and any state departments transportation or motor vehicles or their equivalent, to provide for the full transfer of ownership and liability with respect to the Vehicles to Buyer, including updating or transferring any Department of Transportation Numbers and IFTA Numbers, if applicable, and retitling all titles to the Vehicles into Buyer’s name with all appropriate Government Authorities.
Section 6.10    D&O Provisions.
(a)    Buyer acknowledges that (i) each Person that prior to Closing served as a director, officer or manager of the Company or who, at the request of the Company, served as a director, officer or manager of another Person (collectively, with such Person’s heirs, executors, or administrators, the “D&O Indemnified Persons”) may be entitled to indemnification, expense reimbursement, and exculpation to the extent provided in the Organizational Documents of the Company in effect as of the date of this Agreement (“D&O Provisions”), (ii) such D&O Provisions are rights of Contract, and (iii) for a period of six (6) years after the Closing Date, no amendment or modification to any such D&O Provisions shall materially and adversely affect in any manner the D&O Indemnified Persons’ rights, or the Company’s obligations, with respect to Claims arising from facts or events that occurred on or before the Closing Date.
(b)    The obligations of the Company and Buyer under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person to whom this Section 6.10 applies without the consent of such affected D&O Indemnified Person (it being expressly agreed that the D&O Indemnified Persons to whom this Section 6.10 applies are hereby made express and intended third-party beneficiaries of this Section 6.10).
(c)    Notwithstanding anything herein to the contrary, no D&O Indemnified Persons shall have any claim against the Company or Buyer, whether against any directors’ and officers’ liability insurance policy or otherwise, in respect of any matter that forms the basis of a claim by Buyer or its Affiliates (including the Company) after the Closing under this Agreement.

Section 6.11    Insurance.
(a)    From and after the Closing Date, the Company shall cease to be insured by the insurance policies held by Seller or any of its Affiliates, or by any of their self-insured programs, and, subject to Section 6.11(b), neither Buyer nor its Affiliates (including, after the Closing, the Company) shall have any access, right, title, or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Company. Without limiting the foregoing, Seller and its Affiliates may, to be effective as of Closing, amend any insurance policies in the manner it deems appropriate to give effect to this Section 6.11. From and after the Closing Date, Buyer shall be responsible for securing all insurance it considers appropriate for its operation of the Company.
(b)    Notwithstanding Section 6.11(a), each of Seller and Buyer acknowledges and agrees that from and after the Closing, to the extent that Seller or any of its Affiliates (each, a “Policy Holder”) (i) has the right to pursue a claim with respect to events, acts, omissions or circumstances (whether known or unknown) that occurred or existed prior to the Closing under any occurrence-based insurance policy of Seller or any of its Affiliates or (ii) has filed claims prior to the Closing under any claims-made insurance policy of Seller or any of its Affiliates that, in each case, covers or may reasonably be expected to cover in whole or in part any Liability related to the Business (each such Liability, a “Policy-Covered Loss,” and each such insurance policy, an “Excluded Insurance Policy,” and the Company, the “Policy Beneficiary”), the Policy Holder shall (to the extent requested in writing from time to time by the Policy Beneficiary) use commercially reasonable efforts to file and pursue (or continue to pursue) on behalf of the Policy Beneficiary claims under the applicable Excluded Insurance Policy(ies) for such Policy-Covered Loss on behalf of the Policy Beneficiary. The Policy Beneficiary shall be responsible for all out-of-pocket expenses reasonably incurred by the Policy Holder in pursuing claims for Policy-Covered Loss on behalf of the Policy Beneficiary. To the extent that the Policy Holder actually collects proceeds under any applicable Excluded Insurance Policy pursuant to this Section 6.11, the Policy Holder shall promptly remit any such proceeds (net of any then remaining unreimbursed out-of-pocket expenses reasonably incurred by the Policy Holder or its Affiliates in connection with the pursuit of such proceeds) to the Policy Beneficiary. The Policy Holder shall not, without the prior written consent of the Policy Beneficiary, amend, modify or waive any of its rights under the applicable Excluded Insurance Policies to the extent that doing so would reasonably be expected to adversely affect any coverage thereunder of the Policy Beneficiary. Subject to Section 6.11(c), the Policy Holder shall retain the exclusive right to control claims under such Excluded Insurance Policies with the applicable insurers, provided that the Policy Beneficiary shall have the right, but not the duty, to monitor such claims.
(c)    The Policy Beneficiary shall exclusively bear and be liable for (and the Policy Holder shall have no obligation to repay or reimburse the Policy Beneficiary or its Affiliates) all uninsured, uncovered, unavailable or uncollectible amounts (including deductibles) relating to or associated with all such claims. In addition, the Policy Holder shall not be liable for any attorney’s fees, court costs, expert’s or consultant’s fees, or any other costs of defense with respect to any Policy-Covered Loss or under any Excluded Insurance Policies, which in each case shall be the sole responsibility of the Policy Beneficiary. In addition, the Policy Beneficiary shall control any litigation in relation to any Policy-Covered Loss; provided, however, that (i) the Policy Beneficiary shall not consent to the entry of any judgment or enter into any settlement agreement with respect to any Policy-Covered Loss without the written consent of the Policy Holder, which consent shall not be unreasonably withheld, conditioned, or delayed, and (ii) the

Policy Holder shall keep the Policy Holder reasonably informed during the entirety of such litigation such that the Policy Holder can fulfill its obligations under Section 6.11(b). The second item set forth in Section 4.4 of the Disclosure Schedules (Litigation) shall be subject to this Section 6.11(c).
Section 6.12    Buyer Guarantor. In consideration of Seller’s execution and delivery of this Agreement, and as a material inducement of such execution and delivery, Buyer Guarantor hereby guarantees the full, complete, and timely performance of and compliance with all of the covenants, agreements, obligations, and other liabilities of Buyer set forth in this Agreement and the Transaction Documents, subject to any limitations on Buyer’s liability set forth in this Agreement and the Transaction Documents. Buyer Guarantor hereby agrees that no formal change, amendment, modification, or waiver of any terms or conditions of this Agreement, no extension in whole or in part of the time for the performance by Buyer of its liabilities under this Agreement, and no settlement, compromise, release, surrender, modification, or impairment of, or exercise or failure to exercise any claim, right, or remedy of any kind or nature in connection with this Agreement, shall affect, impair, or discharge, in whole or in part, the liability of Buyer Guarantor for the full, prompt, and unconditional performance of the liabilities of Buyer under this Agreement and the Transaction Documents. Buyer Guarantor represents and warrants that it is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, that this guarantee constitutes Buyer Guarantor’s valid and legally binding agreement in accordance with its terms, that the execution, delivery, and performance of this guarantee have been duly authorized by all necessary action and will not violate any Order, judgment, or decree, and that Buyer Guarantor is currently solvent and will not be rendered insolvent by providing this guarantee. The liability of Buyer Guarantor under this Agreement for Buyer is absolute, unconditional, and irrevocable, irrespective of any circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor. This guarantee of Buyer Guarantor shall be a continuing guarantee and, together with the above consent and waiver, shall remain in full force and effect until the liabilities of Buyer under this Agreement and the Transaction Documents are discharged and paid in full or cease to be liabilities or obligations pursuant to the terms of this Agreement (whether by termination of this Agreement or otherwise) and the Transaction Documents. Buyer Guarantor waives, and shall not exercise, any rights that it may acquire by way of subrogation, contribution, reimbursement, or indemnification for payments made under this guarantee until the liabilities of Buyer under this Agreement and the Transaction Documents are discharged and paid in full or cease to be liabilities pursuant to the terms of this Agreement and the Transaction Documents. This guarantee shall be binding upon and inure to the benefit of Seller and its successors and assigns, and Buyer Guarantor may not, without the prior written consent of Seller, assign any of its obligations under this guarantee. Buyer Guarantor agrees that this guarantee shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any obligation under this guarantee is voided, rescinded, or recovered, or must otherwise be returned by Seller upon the insolvency, bankruptcy, or reorganization of Buyer Guarantor. This guarantee shall terminate and be of no further force or effect as of the valid termination of this Agreement in accordance with ARTICLE IX (Termination).
Section 6.13    Further Assurances. Following Closing, each Party shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement, including the transfer of any assets by Seller or its Affiliates that are primarily used in the Business; provided, however, that for the avoidance of doubt, Seller and its Affiliates shall retain all assets primarily used for the FRP Offering or as otherwise set forth on Schedule 6.13.

Section 6.14    Exclusive Dealing. From the date hereof through the Closing or the earlier termination of this Agreement, Seller and the Company shall not, and shall cause their respective Affiliates, directors, officers, employees and other representatives not to, (a) take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and its directors, officers, employees and other Representatives) concerning (i) any purchase of the equity securities of the Company or (ii) any merger or sale of all or substantially all of the assets of or similar transaction involving the Company (each such acquisition transaction, an “Acquisition Transaction”) or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer or its Affiliates) to do or seek to do any of the foregoing. Each of Seller and the Company has ceased and caused to be terminated, and have caused each other Person acting on its respective behalf, to cease and terminate, any existing discussions with any Person (other than Buyer and its Affiliates) that relate to any Acquisition Transaction. In the event that the Company or Seller receives an inquiry, proposal or offer with respect to an Acquisition Transaction on or after the date hereof and prior to the Closing, Seller will provide Buyer with prompt notice thereof, which notice shall include the material terms of, and the identity of the Person or Persons making, such inquiry, proposal or offer.
Section 6.15    Termination of Intercompany Agreements. Except as otherwise provided for herein, in the Transition Services Agreement, the Assignment, the Trademark Assignment, or as approved in writing by both Buyer and Seller prior to the Closing, Seller shall, and shall cause its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, to, terminate each Contract between or among the Company, on the one hand, and Seller or any Affiliate of Seller, on the other hand (each an  “Intercompany Agreement”), effective as of the Closing Date, and from and after the Closing Date, no further rights or other obligations or other liabilities on the part of any party thereto shall continue; provided, however, that notwithstanding the foregoing, the Contribution Agreement shall not be terminated but shall be subject to the mutual release in Section 10.9 (Release) and that certain Intellectual Property Assignment, effective December 6, 2023, between the Company and Grant Prideco, Inc., shall remain in full force and effect; provided, further, however, that Seller shall be responsible for and shall assume or retain any and all Liabilities arising out of or related to any union activities at the Company’s former facility in Everett, Washington, including any liabilities arising out of or related to that certain Agreement, dated March 21, 2019, by and between the Company and International Union of Operating Engineers Local 302 and any withdrawal liability incurred as a result of any complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA). Seller shall, and shall cause its Affiliates to, take such action, including making such payments as may be necessary, so that, prior to or concurrently with the Closing, the Company, on the one hand, and Seller and its Affiliates, on the other hand, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes, and advances, regardless of their maturity, and all intercompany receivables, payables and other liabilities for the amount.
ARTICLE VII
TAX MATTERS
Section 7.1    Straddle Periods. For any taxable period of the Company that begins before but does not end on, and would otherwise extend beyond, the Closing Date (each, a “Straddle Period”), there shall be a deemed short taxable period ending on and including the Closing Date and a second deemed short taxable period beginning on and including the day after the Closing Date. In the case of any Tax based upon or related to income or gross receipts or any franchise, sales, or use Tax (other than any sales or use Tax described in Section 7.3 (Transfer Taxes)), the books of the Company shall be closed as of the

Closing Date, and all amounts of income, gain, loss, and deduction and all related Taxes shall be reflected in and allocable to the period in which such items accrued under the Company’s Tax accounting methods; provided, however, that any exemptions, allowances, or deductions which are calculated on an annual or other periodic basis, such as depreciation deductions, shall be allocated equally to each day in the applicable Straddle Period. For all other Taxes for a Straddle Period, such Taxes shall be allocated equally to each day in the Straddle Period and prorated as between the portion of the Straddle Period ending on and including the Closing Date and the portion beginning after the Closing Date based on the number of days included in each such portion.
Section 7.2    Tax Returns. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by the Company prior to the Closing Date in accordance with past practices (except as otherwise agreed in writing by Buyer). Buyer shall be entitled to prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by the Company on or after the Closing Date, including with respect to any Straddle Period. Seller shall permit Buyer to review and comment on any Tax Return to be prepared and filed by Seller pursuant to this Section 7.2 at least twenty (20) days prior to filing and shall incorporate all reasonable comments of Buyer. Buyer shall permit Seller to review and comment on any Tax Return described in this Section 7.2 that relates to a taxable period beginning prior to the Closing Date (including with respect to any Straddle Period) and reflects Taxes that will be paid by Seller or its direct or indirect owners under applicable Law, at least twenty (20) days prior to filing and shall incorporate all reasonable comments of Seller.
Section 7.3    Transfer Taxes. Buyer shall be solely liable for and shall pay (or cause to be paid) any and all transfer (including real property transfer Taxes), documentary, sales, use, registration, stamp, stock transfer, or other similar Tax imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and any penalties or interest with respect to the Transfer Taxes. The Party required by applicable Law shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other Party will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation.
Section 7.4    Cooperation. Buyer, on the one hand, and Seller, on the other hand, and their respective Affiliates shall cooperate in (a) the preparation of all Tax Returns for any Tax periods and (b) the conduct of any Tax claim, in each case related to the Company, for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party’s possession requested by the other Party as is relevant to the preparation of the Tax Returns or the conduct of the Tax claim. Such cooperation and information also shall include making employees and representatives available for discussion of such Tax matters and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Government Authorities which relate to the Company (including in regard to any Tax Proceeding), and providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings, or other determinations by any Government Authorities and records concerning the ownership and tax basis of property, which the requested Party may possess. Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Government Authorities or any other Person or take any other commercially reasonable action as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on any party (including with respect to the transactions contemplated by this Agreement).

Section 7.5    Allocation. The consideration paid by Buyer for the Membership Interests (as determined for U.S. federal income Tax purposes) shall be allocated among the assets of the Company in a manner consistent with the requirements of Section 1060 of the Code, the Treasury Regulations thereunder, and all other applicable provisions of Tax Law (the “Allocation Schedule”). Within ninety (90) days following the final determination of the Final Purchase Price under Section 2.3 (Purchase Price Adjustment), Buyer shall deliver a draft allocation (the “Allocation”) prepared in accordance with the Allocation Schedule to Seller for Seller’s review. Seller shall notify Buyer within thirty (30) days of receipt of such draft of any disputes with respect to such draft Allocation, and if Seller fails to notify Buyer of any disputes within such period, the draft Allocation provided by Buyer shall be deemed final. The Parties shall negotiate in good faith for ten (10) days (or longer, if mutually agreed by the Parties) to resolve any disputes raised by Seller, and any remaining disputes shall be referred to the Accountants for resolution under Section 7.6 (Disputes over Tax Provisions). The Parties shall file all Tax Returns in a manner consistent with the Allocation, as finalized under this Section 7.5, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state or local Tax Law).
Section 7.6    Disputes over Tax Provisions. The Accountants shall resolve any dispute between Buyer and Seller over the calculation of Taxes or otherwise under this ARTICLE VII (Tax Matters) in substantially the manner as described in Section 2.3(b)(iv).
Section 7.7    Deductions. Notwithstanding anything contained in this Agreement to the contrary, any Tax deductions of the Company attributable to or arising from the Seller Transaction Expenses or other costs relating to the transaction contemplated by this Agreement that are paid or accrued by the Company on or before the Closing Date, shall, with respect to the Company, and to the extent supportable at a “more likely than not” (or higher) level of comfort, be allocated to the Pre-Closing Tax Period for applicable Income Tax purposes.
Section 7.8    Restrictions on Certain Actions. Except as expressly permitted by this Agreement or as required by applicable Law, neither Buyer nor its Affiliates (including, from and after the Closing, the Company) shall, without the prior written consent of Seller (not to be unreasonably withheld, conditioned, or delayed), (a) file any amended or new Tax Return of the Company with respect to any taxable period ending on or prior to the Closing Date, (b) file, amend, or revoke any Tax election of the Company for a taxable period ending on or prior to the Closing Date, or (c) surrender any right to claim a refund of Taxes relating to the Company or its Subsidiaries for any taxable period ending on or prior to the Closing Date, in each case unless such action would not reasonably be expected to give rise to additional Taxes payable by Seller or its Affiliates under applicable Law.
Section 7.9    Conflict. In the event of a conflict between provisions of this ARTICLE VII (Tax Matters) and any other provision of this Agreement, this ARTICLE VII shall control.
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.1    Conditions to Obligations of Both Parties. The obligations of both Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions shall have expired or been terminated,

and any commitment to, or agreement with, any Government Authority not to close the transactions contemplated by this Agreement before a certain date, shall have been terminated or shall have expired;
(b)    No Government Authority shall have enacted, issued, promulgated, enforced, or entered any Law or Order, including any injunction or restraining order, which is in effect at Closing and has the effect of making the transactions contemplated by this Agreement illegal, or otherwise restraining or prohibiting consummation of such transactions or causing any such transactions to be rescinded following their completion; and
(c)    No Proceeding shall have been commenced against Buyer, Seller, or the Company that would restrain or prohibit the Closing.
Section 8.2    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    (i) The Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (ii) all other representations and warranties of Seller (with respect to Seller and the Company) set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects on and as of such specified date), except in the case of clause (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifiers set forth in such provisions) does not, and would not reasonably be expected to, individually or in the aggregate, constitute a Material Adverse Effect;
(b)    Seller shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, however, that with respect to agreements, covenants, and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants, and conditions, as so qualified, in all respects;
(c)    The Transaction Documents set forth in Section 2.5 (Closing Deliveries of Seller) shall have been executed and delivered by the parties to such documents;
(d)    Seller shall have delivered to Buyer the Estimated Closing Statement in accordance with Section 2.3(a) (Estimates); and
(e)    There shall not have been an effect, change, event, occurrence, development, state of facts or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.
Section 8.3    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    (i) The representations and warranties of Buyer contained in Section 5.1 (Organization and Existence), and Section 5.2 (Authority; Authorization of Agreement) shall be true and correct in all respects, except for de minimis inaccuracies, on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date, and (ii) all other representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except in the case of clause (ii) where the failure of such representations and warranties to be so true and correct does not, and would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby;
(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, however, that with respect to agreements, covenants, and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants, and conditions, as so qualified, in all respects; and
(c)    The Transaction Documents set forth in Section 2.6 (Closing Deliveries of Buyer) shall have been executed and delivered by Buyer.
ARTICLE IX
TERMINATION
Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of Seller and Buyer;
(b)    by Buyer by written notice to Seller if:
(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII (Conditions to Closing) and such breach, inaccuracy, or failure cannot be cured by Seller by the date that is three (3) months after the date of this Agreement (the “Drop-Dead Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to Buyer if the failure of Buyer to fulfill any of its obligations under this Agreement has been the primary cause of such breach, or if the conditions in Article VIII (Conditions to Closing) are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by Buyer in this Agreement; or
(ii)    any of the conditions set forth in Section 8.1 (Conditions to Obligations of Both Parties) or Section 8.2 (Conditions to Obligations of Buyer) shall not have been fulfilled by the Drop-Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements, or conditions of this Agreement to be performed or complied with by it prior to the Closing;
(c)    by Seller by written notice to Buyer if:
(i)    Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII (Conditions to Closing) and such breach, inaccuracy, or failure cannot be cured by Buyer by the Drop-Dead Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c)(i) shall not be available to Seller if the failure of Seller to fulfill any of its obligations under this Agreement has been the primary cause of such breach, or if the conditions in Article VIII (Conditions to Closing) are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by Seller in this Agreement; or
(ii)    any of the conditions set forth in Section 8.1 (Conditions to Obligations of Both Parties) or Section 8.3 (Conditions to Obligations of Seller) shall not have been fulfilled by the Drop-Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements, or conditions of this Agreement to be performed or complied with by it prior to the Closing; or
(d)    by Buyer or Seller if, (A) despite such terminating Party’s full compliance with its obligations under Section 6.8 (Government Approvals and Consents; Closing Conditions), (i) there shall be any Law that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or (ii) any Government Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement and such Order shall have become final and non-appealable or (B) if the Closing shall not have occurred on or before the Drop-Dead Date; provided, that the right to terminate this Agreement under this Section 9.1(d)(B) shall not be available to either Party if the failure of such Party to perform any of its covenants or agreements under this Agreement, to act in good faith or to use commercially reasonable efforts to consummate the transactions contemplated hereby has been the primary cause of the failure of the Closing to be consummated on or before such date;
provided, however, that if there is a Government Shutdown that causes the Parties to be unable to make any filing required under the HSR Act, then the Drop-Dead Date shall automatically be extended day-for-day for each Business Day such Government Shutdown is in effect; provided, further, that if, as of the applicable Drop-Dead Date, all of the conditions to Closing set forth in Article VIII have been satisfied or waived (or by their nature are to be satisfied at the Closing) except, to the extent applicable, for the conditions set forth in Section 8.1(a), then either Buyer or Seller may cause the Drop-Dead Date to be extended on (x) one (1) occasion by a period of six (6) months and (y) one (1) occasion by a period of three (3) months by delivering written notice to the other Party, and if so extended, such date shall be the “Drop-Dead Date.”
Section 9.2    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    this ARTICLE IX or ARTICLE XI (Miscellaneous) (other than Section 11.12 (Specific Performance)); and
(b)    that nothing in this Agreement shall relieve any Party from liability for such Party’s Fraud or any intentional breach of any provision of this Agreement.
ARTICLE X
INDEMNIFICATION
Section 10.1    Survival. The representations and warranties of Seller contained in ARTICLE III (Representations and Warranties of Seller with Respect to Seller) and ARTICLE IV (Representations and Warranties of Seller with Respect to the Company) shall expire at the Closing and shall thereafter be of no further force and effect, except (i) in the case of Fraud and (ii) the Fundamental Representations shall survive the Closing and continue in full force and effect until the sixth (6th) anniversary of the Closing Date. All covenants set forth in this Agreement to be performed prior to or at the Closing shall terminate at Closing. All covenants and agreements contained in this Agreement which by their terms are to be performed (or prohibit actions) after the Closing Date shall survive the Closing until the applicable date specified by their terms in this Agreement, or if not so specified, until they have been fully performed or fulfilled.
Section 10.2    Indemnification by Seller. Subject to the limitations set forth in this ARTICLE X, Seller hereby agrees to and shall defend, indemnify, and hold Buyer, its Affiliates (including the Company from and after Closing), and its and their respective directors, managers, officers, shareholders, members, partners, employees, Affiliates, direct or indirect equity owners, agents, representatives, and their respective successors and assigns (collectively, “Buyer’s Indemnified Persons”), harmless from and against, and shall reimburse Buyer’s Indemnified Persons for, any and all Losses resulting from, arising out of, or related to:
(a)    Covenants. Any non-performance or non-fulfillment of any covenant or agreement on the part of Seller contained in this Agreement; and
(b)    Brokers: Any broker’s or finder’s fee or any other commission or similar fee or expense incurred by or on behalf of Seller in connection with this Agreement.
Section 10.3    R&W Policy; Buyer’s Sole Recourse. Except with respect to (i) Fraud, (ii) breaches of the Fundamental Representations, and (iii) indemnification by Seller under Section 10.2(a) (Covenants) and Section 10.2(b) (Brokers), Buyer (on behalf of itself and each Buyer’s Indemnified Persons) acknowledges and agrees that the sole and exclusive remedy of Buyer’s Indemnified Persons for any inaccuracy or breach of any representation or warranty under this Agreement or any Transaction Document shall be the R&W Policy, which shall incorporate all of the requirements set forth in Section 6.4 (R&W Policy).
Section 10.4    Indemnification by Buyer. Subject to the limitations set forth in this ARTICLE X, Buyer hereby agrees to and shall defend, indemnify, and hold Seller, its Affiliates (other than the Company from and after Closing), and its and their respective directors, managers, officers, shareholders, members, partners, employees, Affiliates, direct or indirect equity owners, agents, representatives, and their respective successors and assigns (collectively, “Seller’s Indemnified Persons”), harmless from and against, and shall reimburse Seller’s Indemnified Persons for, any and all Losses resulting from, arising out of, or related to:

(a)    Representations and Warranties. Any inaccuracy or breach of any representation or warranty made by Buyer in ARTICLE V (Representations and Warranties of Buyer);
(b)    Covenants. Any non-performance or non-fulfillment of any covenant or agreement on the part of Buyer contained in this Agreement;
(c)    Brokers. Any broker’s or finder’s fee or any other commission or similar fee or expense incurred by or on behalf of Buyer in connection with this Agreement; and
(d)    Certain Claims and Proceedings. Except as otherwise provided in this Agreement or any Transaction Document, any Claims or Proceedings (other than with respect to Taxes of any Seller’s Indemnified Persons) arising out of the operation of the Company, the Company’s engagement in the Business, or the Employees, whether arising before or after the Closing Date, to the extent such Claims or Proceedings are brought against any Seller’s Indemnified Persons (whether or not in conjunction with Claims or Proceedings brought against the Company).
Section 10.5    Procedures.
(a)    Third-Party Claims. If any Person entitled to indemnification under Section 10.2 (Indemnification by Seller) or Section 10.4 (Indemnification by Buyer) (an “Indemnified Person”) asserts a claim for indemnification for, or receives notice of the assertion or commencement of, any Third-Party Claim, such Indemnified Person shall as soon as practicable (and in any event, within thirty (30) days after receiving notice of such Third-Party Claim) provide written notice (an “Indemnity Notice”) with respect to such Third-Party Claim to the Party from whom indemnification is sought (the “Indemnifying Person”). The failure to notify the Indemnifying Person promptly (or within such thirty (30)-day period) of a Third-Party Claim shall not relieve the Indemnifying Person from its indemnification obligation except to the extent that the Indemnifying Person is materially prejudiced by such failure.
(b)    If the Indemnified Person provides an Indemnity Notice to the Indemnifying Person, such notice shall set forth the facts known to the Indemnified Person pertaining to the Third-Party Claim. Within ten (10) days of receipt of the Indemnity Notice, the Indemnifying Person shall commence the investigation of the Third-Party Claim specified in such notice and shall complete such investigation within twenty (20) days of Indemnifying Person’s receipt of such notice. Within ten (10) days of the completion of the investigation, the Indemnifying Person shall state in writing: (i) whether the Indemnified Person may proceed to respond to the Claim in the manner set forth in its notice; and (ii) whether the Indemnifying Person shall assume responsibility for and conduct the negotiation, defense, or settlement of the Third-Party Claim, and if so, the specific manner in which the Indemnifying Person proposes to proceed; provided that the Indemnifying Person shall not have the right to assume or direct the defense of any such Third-Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Person to the extent the Third-Party Claim (i) seeks an injunction or other equitable or non-monetary relief against the Indemnified Person, or (ii) is asserted by or on behalf of a customer, supplier, vendor, subcontractor or other material business relationship of the Company or any of its Affiliates or any Government Authority. If the Indemnifying Person elects to assume responsibility and control, its defense against the Third-Party Claim shall be conducted by the Indemnifying Person and its counsel at its expense in a manner reasonably satisfactory and effective to protect the Indemnified Person. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Person shall not consent to the entry of any judgment or enter into any settlement agreement without the written consent of the Indemnified Person (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, further, however, that such consent shall not be required if (A) the settlement agreement contains a complete and unconditional general release by the Third Party asserting the Third-Party Claim of all Indemnified Persons affected by the Third-Party Claim, if any, (B) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by, and does not contain an injunction or other equitable relief upon, the Indemnified Person or its Affiliates, and (C) the settlement agreement does not require the payment of any amount by the Indemnified Person. Notwithstanding the foregoing, (1) the Indemnified Person shall have the right at all times to participate in the defense of any Claim hereunder with its own counsel and at its own expense, and (2) if the Indemnified Person is advised by outside counsel that a conflict of interest exists that requires the Indemnified Person to be represented by separate counsel under the applicable rules of professional responsibility, if the court in which such Third-Party Claim is pending determines that a conflict of interest exists such that the Indemnifying Person’s counsel is prohibited by such court or otherwise unable to represent the Indemnified Person with respect to such Third-Party Claim, or if there is one or more defenses that could be asserted by the Indemnified Person that could not be asserted by the Indemnifying Person or the Indemnifying Person’s counsel (on the Indemnified Person’s behalf) or if available to such Indemnifying Person, the assertion of which would be adverse to or in conflict with the interests of the Indemnifying Person, then the Indemnified Person shall, subject to Section 10.5(c), have the right at all times to take over and assume control over the defense, settlement, negotiations, or litigation relating to any such Third-Party Claim at the sole cost of the Indemnifying Person.
(c)    (i) If an Indemnifying Person does not assume the defense of the Third-Party Claim in accordance Section 10.5(b) or (ii) fails to defend such Third-Party Claim to the extent required under this ARTICLE X, the Indemnified Person may defend against the Third-Party Claim in any manner it reasonably deems appropriate, on behalf of and for the risk of the Indemnifying Person, and the Indemnified Person and shall be reimbursed for its reasonable cost and expense (but only if the Indemnified Person is actually entitled to indemnification under this ARTICLE X) in regard to the Third-Party Claim with counsel reasonably selected by the Indemnified Person, by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Person. The Indemnifying Person may participate in, but not control, any defense or settlement controlled by the Indemnified Person pursuant to this Section 10.5(c), and the Indemnifying Person shall bear its own costs and expenses with respect to such participation. In no event may the Indemnified Person consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Person (which may not be unreasonably withheld, conditioned, or delayed).
(d)    The Party assuming the defense of a Third-Party Claim under this Section 10.5 shall keep the other Party reasonably and timely informed regarding the progress and status of such defense, and the other Party shall reasonably cooperate (including furnishing data and information, making employees and Representatives reasonably available for discussion and promptly forwarding copies of notices and communications, in each case with respect to such Third-Party Claim) diligently and in good faith with any reasonable requests of the Party assuming the defense in connection with such Party’s pursuit of such defense, subject to attorney-client privilege, the attorney work-product doctrine or other similar protections.

(e)    Direct Claims. If any Indemnified Person has a Claim against any Indemnifying Person under this ARTICLE X which does not involve a Third-Party Claim, the Indemnified Person shall promptly transmit to the Indemnifying Person an Indemnity Notice describing in reasonable detail the nature of the Claim and the basis of the Indemnified Person’s request for indemnification under this Agreement; provided, however, that failure of the Indemnified Person to give the Indemnity Notice will not relieve the Indemnifying Person from liability under this ARTICLE X unless and solely to the extent that the Indemnifying Person is materially prejudiced by such failure. Within twenty (20) days of receipt of the Indemnity Notice, the Indemnifying Person shall state in writing whether the Indemnifying Person accepts or disputes the validity of the Claim or any portion of the Losses identified in such Indemnity Notice. Failure to dispute the Claim or Losses within such twenty (20)-day period shall be deemed acceptance of the Claim and agreement to indemnify the Indemnified Person for the Losses set forth in such Indemnity Notice. If the Indemnifying Person disputes the validity or scope of the Claim set forth in the Indemnity Notice, the Parties will, in good faith, use commercially reasonable efforts to resolve such matter within thirty (30) days of receipt of the Indemnity Notice.
(f)    All provisions of this Agreement requiring a Party to indemnify another Person shall be deemed to incorporate this Section 10.5 by reference, and all notices and actions relating to Claims under any such provision shall be made in the manner set forth in, and subject to the terms and conditions of, this Section 10.5.
(g)    If Seller is the Indemnifying Person, then once a Loss is agreed to by the applicable Buyer’s Indemnified Person or finally adjudicated to be payable pursuant to this ARTICLE X, then Seller shall satisfy its obligation within ten (10) Business Days of such agreement or final adjudication by wire transfer of immediately available funds to an account designated by Buyer in writing. If Buyer is the Indemnifying Person, then once a Loss is agreed to by the applicable Seller’s Indemnified Person or finally adjudicated to be payable pursuant to this ARTICLE X, then Buyer shall satisfy its obligations within ten (10) Business Days of such agreement or such final adjudication by wire transfer of immediately available funds to an account designated by Seller in writing.
Section 10.6    Limitations on Indemnification.
(a)    Insurance and Other Recoveries. Tax Benefits. The amount of any Losses for which indemnification is provided under this ARTICLE X shall be limited to the Losses suffered by the Indemnified Person and shall be computed net of (i) any insurance or other proceeds actually received by the Indemnified Person in connection with such Losses, including under the R&W Policy, (ii) any Tax benefit actually realized in the taxable period of such Loss (including as a result of any deduction or credit) by the Indemnified Person or any of its Affiliates as a result of such Losses, calculated on a with and without basis, (iii) any indemnity, contribution, or other similar payment the Indemnified Person actually received from any Person with respect to such Loss, and (iv) any other payment or monetary recoupment received, realized, or retained by the Indemnified Person as a result of the events giving rise to the Claim. To the extent that coverage may reasonably exist under any title insurance policy for any Claim against any Seller’s Indemnified Person under this Agreement for a breach of Section 4.18 (Title to Assets), the applicable Buyer’s Indemnified Person must first seek recourse under any such title insurance policy before such Claim may be recoverable against such Seller’s Indemnified Person. If any recovery from a Third Party (including any insurance recovery) is realized after having previously received indemnification proceeds under this ARTICLE X, such Indemnified Person will promptly tender to the respective Indemnifying Person an amount equal to such recovery from a Third Party (including any insurance recovery) equal to the amount of the indemnification proceeds paid by the Indemnifying Person.
(b)    Acts or Omissions of Buyer’s Indemnified Persons. With respect to any Losses arising out of Section 10.2(a) (Covenants), in no event shall Seller have any Liability for indemnification under this ARTICLE X for such Losses to the extent such Losses are caused or initiated by any action or omission by any Buyer’s Indemnified Persons.
(c)    Mitigation. The Parties agree that Buyer’s Indemnified Persons shall not have recourse under this ARTICLE X for any Losses arising out of Section 10.2(a) (Covenants) that such Buyer’s Indemnified Persons would not have suffered had such Buyer’s Indemnified Persons exercised commercially reasonable efforts to mitigate such Losses within a reasonable amount of time following the discovery by such Buyer’s Indemnified Persons of the fact, event, or circumstance giving rise to such Losses (and for a Buyer’s Indemnified Person that is not a natural Person, the bringing to the attention of a responsible officer or employee thereof of such fact, event, or circumstance).
Section 10.7    Waiver of Remedies.
(a)    THE PARTIES HEREBY AGREE THAT FROM AND AFTER CLOSING, EXCEPT IN RELATION TO THE PURCHASE PRICE ADJUSTMENT PURSUANT TO SECTION 2.3 (PURCHASE PRICE ADJUSTMENT) OR AS OTHERWISE SET FORTH IN SECTION 11.12 (SPECIFIC PERFORMANCE), AND WITH RESPECT TO BUYER’S INDEMNIFIED PERSONS, WITHOUT PREJUDICE TO THE R&W POLICY, (I) NO PARTY SHALL HAVE ANY LIABILITY, AND NO PARTY MAY (AND EACH PARTY WILL CAUSE ITS RESPECTIVE AFFILIATES NOT TO) MAKE ANY CLAIM FOR ANY LOSS OR ANY OTHER MATTER, UNDER, RELATING TO, OR ARISING OUT OF THIS AGREEMENT (INCLUDING BREACH OF REPRESENTATION, WARRANTY, COVENANT, OR AGREEMENT), ANY TRANSACTION DOCUMENT, OR ANY OTHER CONTRACT OR OTHER MATTER DELIVERED PURSUANT TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, STATUTE (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LAWS), OTHER LAW, OR OTHERWISE, EXCEPT FOR A CLAIM FOR INDEMNIFICATION PURSUANT TO THIS ARTICLE X, AND (II) THIS ARTICLE X SHALL BE THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO THE PARTIES AND ANY OTHER PERSON ENTITLED TO INDEMNIFICATION HEREUNDER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE TRANSACTION DOCUMENTS. NEITHER SELLER NOR BUYER WILL HAVE ANY REMEDY OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, STRICT LIABILITY, STATUTE, INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LAWS, OTHER LAW, OR OTHERWISE) FOR ANY STATEMENTS, COMMUNICATIONS, DISCLOSURES, FAILURES TO DISCLOSE, REPRESENTATIONS, OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, INCLUDING SECTION 10.1 (SURVIVAL), THIS SECTION 10.6 (WAIVER OF REMEDIES), AND SECTION 10.9 (RELEASE), NOTHING CONTAINED IN THIS AGREEMENT SHALL LIMIT THE PARTIES’ RIGHTS OR REMEDIES IN RESPECT OF FRAUD OR BUYER’S RIGHTS IN THE R&W POLICY.

(b)    IN FURTHERANCE OF THE FOREGOING, BUYER HEREBY WAIVES AND RELEASES, FROM AND AFTER CLOSING, TO THE FULLEST EXTENT PERMITTED UNDER LAW, AND AGREES NOT TO SUE FOR, ANY AND ALL CLAIMS THAT BUYER’S INDEMNIFIED PERSONS, INCLUDING THE COMPANY WITH RESPECT TO THE PERIOD FROM AND AFTER THE CLOSING DATE, MAY HAVE AGAINST ANY SELLER’S INDEMNIFIED PERSONS, INCLUDING THE COMPANY WITH RESPECT TO THE PERIOD PRIOR TO THE CLOSING DATE, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, RELATING TO OR ARISING FROM (I) THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND SUCH DOCUMENTS, OR (II) THE BUSINESS, THE COMPANY, OR THE ASSETS AND LIABILITIES OF THE COMPANY, OR (III) ANY ACTIONS OR OMISSIONS BY ANY REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES, IN SUCH PERSON’S CAPACITY AS SUCH, EXCEPT PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE X, AND REGARDLESS OF WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW, OR OTHERWISE, AND WHETHER OR NOT ARISING FROM SELLER’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT.
(c)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR ANY PUNITIVE DAMAGES (COLLECTIVELY, “NON-REIMBURSABLE DAMAGES”); PROVIDED, HOWEVER, THAT ANY AMOUNTS ACTUALLY PAID TO THIRD PARTIES PURSUANT TO A CLAIM SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE X BY A THIRD PARTY SHALL NOT BE DEEMED NON-REIMBURSABLE DAMAGES.
(d)    Independent Investigation.
(i)    Buyer acknowledges and agrees that (A) Buyer (for itself and on behalf of Buyer’s Indemnified Persons and any of Buyer’s financing sources) has conducted an independent investigation, verification, review, and analysis of the Company and its operations, assets, liabilities, results of operations, financial condition, technology, and prospects, (B) Buyer, its Affiliates and their Representatives have had access to the personnel, assets, premises, and records of the Company for such purpose, and (C) in entering into this Agreement, Buyer has relied solely upon such investigation, review, and analysis, and not on any factual representations or opinions of Seller, the Company, their respective Representatives, or any other Person, except for the specific representations and warranties expressly made by Seller in ARTICLE III (Representations and Warranties of Seller with respect to Seller), ARTICLE IV (Representations and Warranties of Seller with respect to the Company) (in each case, as modified by the Disclosure Schedules) or any Transaction Documents.
(ii)    Except for the specific representations and warranties expressly made by Seller in ARTICLE III (Representations and Warranties of Seller with respect to Seller), ARTICLE IV (Representations and Warranties of Seller with respect to the Company) (in each case, as modified by the Disclosure Schedules) or any Transaction Documents, Buyer (for itself and on behalf of Buyer’s Indemnified Persons and its Affiliates, Representatives, and financing sources): (A) specifically acknowledges that none of Seller, the Company, nor any other Person is making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of Seller, the Company, or its business, assets, risks, and other incidents of the

Company, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets and whether the Company possesses sufficient real property or personal property to operate their business, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material, or other information (financial or otherwise) regarding the Company furnished to Buyer or its Affiliates or their advisors or representatives or made available to Buyer, its Affiliates, or their advisors or Representatives in any data rooms, management presentations, or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement; (B) specifically acknowledges and agrees that, except for the specific representations and warranties expressly made by Seller in ARTICLE III, ARTICLE IV (in each case, as modified by the Disclosure Schedules) or in any Transaction Documents, the Company and the Membership Interests are being transferred by Seller “as is, where is, with all faults”; (C) specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges that the Company, Seller, and its Affiliates hereby specifically disclaim any such other representation or warranty made by any Person; (D) specifically disclaims any obligation or duty by the Company, Seller, or any of its Affiliates or any other Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in ARTICLE III, ARTICLE IV or in any Transaction Document; (E) specifically acknowledges and agrees that any cost estimates, projections, or other predictions, data, financial information, memoranda, or offering materials or presentations, including any offering memorandum or similar materials made available by Seller, the Company, their Affiliates, or any of their respective Representatives, are not and shall not be deemed to be or to include representations or warranties of any of the foregoing or any other Person, and are not and shall not be deemed to be relied upon by Buyer or any of its Affiliates executing, delivering, and performing this Agreement and the transactions contemplated by it; and (F) specifically acknowledges that Buyer is entering into this Agreement and acquiring the Membership Interests subject only to the specific representations and warranties set forth in (i) ARTICLE III and ARTICLE IV, in each case, as modified by the Disclosure Schedules and as further limited by the specifically bargained for exclusive remedies as set forth in Section 10.2 (Indemnification by Seller) or (ii) in any Transaction Documents. Without limiting the generality of the foregoing, (1) neither the Company nor Seller makes any representation or warranty regarding any third-party beneficiary rights or other rights which Buyer might claim under any studies, reports, tests, or analyses prepared by any Third Parties for the Company or any of their Affiliates, even if the same were made available for review by Buyer or its Affiliates or Representatives, and (2) none of the documents, information, or other materials provided to Buyer at any time or in any format by the Company, the Seller, or any of their Affiliates or representatives constitute legal advice, and the Buyer waives all rights to assert that it received any legal advice from the Company, Seller, or any of their Affiliates, or any of their respective Representatives or counsel, or that it had any sort of attorney-client relationship with any of such Persons, in each case, in connection with the transactions contemplated hereby.
Section 10.8    Tax Treatment of Indemnification Payments. Any indemnification payments paid under this ARTICLE X shall be considered an adjustment to the Final Purchase Price (including for all income Tax purposes) unless otherwise required by Law.

Section 10.9    Release.
(a)    In consideration of the transactions contemplated by this Agreement, effective as of the Closing Date, Buyer, on behalf of itself and its Affiliates and their respective Representatives, shareholders, members, partners, heirs, legatees, successors, and assigns (collectively, “Buyer Releasors”), irrevocably and unconditionally releases, acquits, and forever discharges, without any additional consideration or the need for additional documentation, Seller, its Affiliates, and Seller’s and its Affiliates’ respective Representatives, shareholders, members, partners, agents, heirs, legatees, successors, and assigns (collectively, “Seller-Released Parties”) from any and all Claims, Losses and Liabilities (including, without limitation, attorneys’ fees and costs actually incurred, compensation, or deferred compensation of any nature whatsoever, and dividends), whether known, unknown, or presently unknowable, contingent or absolute, whether asserted or not, now existing or which may subsequently accrue to them in the future, arising out of (a) any acts or omissions occurring on or prior to the Closing Date, (b) the management, ownership, or operation of the Company or the Business, and (c) the Contribution Agreement. Notwithstanding anything contained in this Section 10.9, (i) no release, acquittal, or discharge shall be granted by Buyer Releasors to the extent such release arises out of or pertains to (A) the obligations of Seller and rights of Buyer pursuant to this Agreement or any Transaction Document, including any and all matters for which any Buyer’s Indemnified Person is entitled to indemnity under this ARTICLE X, (B) any defense relating to an allegation by either Party of a breach of a representation, warranty, or covenant made in this Agreement or in any of the Transaction Documents by Buyer, or (C) any rights, claims, or liabilities that cannot be waived or released under applicable Law, and (ii) Buyer Releasors retain, and do not release, claims for Fraud. The Seller-Released Parties not party to this Agreement are intended third-party beneficiaries of this Section 10.9(a), with full rights of enforcement of this Section 10.9(a) as if a party thereto.
(b)    In consideration of the transactions contemplated by this Agreement, effective as of the Closing Date, Seller, on behalf of itself and its Affiliates and their respective Representatives, shareholders, members, partners, heirs, legatees, successors, and assigns (collectively, “Seller Releasors”), irrevocably and unconditionally releases, acquits, and forever discharges, without any additional consideration or the need for additional documentation, Buyer, its Affiliates, and Buyer’s and its Affiliates’ respective Representatives, shareholders, members, partners, agents, heirs, legatees, successors, and assigns (collectively, “Buyer-Released Parties”) from any and all Claims, Losses and Liabilities (including, without limitation, attorneys’ fees and costs actually incurred, compensation, or deferred compensation of any nature whatsoever, and dividends), whether known, unknown, or presently unknowable, contingent or absolute, whether asserted or not, now existing or which may subsequently accrue to them in the future, arising out of (a) any acts or omissions occurring on or prior to the Closing Date, (b) the management, ownership, or operation of the Company or the Business, and (c) the Contribution Agreement. Notwithstanding anything contained in this Section 10.9, (i) no release, acquittal, or discharge shall be granted by Seller Releasors to the extent such release arises out of or pertains to (A) the obligations of Buyer and Buyer Guarantor and rights of Seller pursuant to this Agreement or any Transaction Document, including any and all matters for which any Seller’s Indemnified Person is entitled to indemnity under this ARTICLE X, (B) any defense relating to an allegation by either Party of a breach of a representation, warranty, or covenant made in this Agreement or in any of the Transaction Documents by Seller, or (C) any rights, claims, or liabilities that cannot be waived or released under applicable Law, and (ii) Seller Releasors retain, and do not release, claims for Fraud. The Buyer-Released Parties not party to this Agreement are intended third-party beneficiaries of this Section 10.9(b), with full rights of enforcement of this Section 10.9(b) as if a party thereto.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):
If to Buyer:                        If to Seller:
CEMC Services, LLC                    National Oilwell Varco, L.P.
Attn: Hal Fonville and Drew Nicholas            Attn: Pete Vranderic
500 North Akard Street, Suite 400            10353 Richmond Ave.
Dallas, TX 75201                    Houston, TX 77042
Email:    hal.fonville@arcosa.com            Email: pete.vranderic@nov.com
    drew.nicholas@arcosa.com

with copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, TX 75201
Attention: Richard Frye
Email: richard.frye@weil.com
Section 11.2    Assignment. This Agreement shall not be assigned without the prior written consent of both Parties; provided that Buyer may assign any of its rights under this Agreement without the consent of any other Party (a) in the event of Fraud, to any insurer that underwrites the R&W Policy or the agent of any such insurer, (b) to any of its Affiliates, (c) to any purchaser or acquirer of the Company after the Closing Date, and (d) to its lenders as collateral security for its obligations under any of its secured debt financing arrangements; provided, further, that, in each case of clauses (a) through (d) above, each of Buyer and Buyer Guarantor shall remain responsible for the performance of all of its respective obligations under this Agreement.
Section 11.3    Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with negotiation and execution of, and performance of its obligations under, this Agreement and the consummation of the transactions contemplated by it. Buyer shall pay and be fully responsible for (a) any filing fees required under any filings with the HSR Act or any other applicable Government Authority in relation to the transactions contemplated by this Agreement, (b) fifty percent (50%) of the R&W Policy Costs, and (c) the Transfer Taxes, if any.
Section 11.4    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any applicable rule or Law, such provision shall be ineffective only to the extent of such invalidity, illegality, or unenforceability and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement, taken as a whole, is not affected thereby in a materially adverse manner with respect to either Party.
Section 11.5    Entire Agreement. This Agreement and the Transaction Documents contain the entire understanding of the Parties with respect to the subject matter contained in such documents and supersede all prior agreements, understandings, negotiations, and discussions between the Parties with respect to such subject matter.
Section 11.6    Amendment and Waiver. This Agreement may only be amended if such amendment is set forth in a writing executed by Buyer and Seller. No failure by either Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy with respect to a breach shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed a waiver of any subsequent breach.
Section 11.7    Binding Effect. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 11.8    Governing Law; Venue; Jurisdiction. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, STATUTE OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF, OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. THE PARTIES FURTHER AGREE THAT THE EXCLUSIVE AND SOLE VENUE FOR ANY DISPUTE BETWEEN THE PARTIES OR RELATING TO THIS AGREEMENT, INCLUDING ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, STATUTE OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION, OR PERFORMANCE OF THIS AGREEMENT, AND THE LEGAL RELATIONS BETWEEN THE PARTIES, SHALL BE THE COURT OF CHANCERY OF THE STATE OF DELAWARE SITTING IN WILMINGTON, DELAWARE AND THE UNITED STATES DISTRICT COURT SITTING IN WILMINGTON, DELAWARE, AND ALL OF THE PARTIES CONSENT TO JURISDICTION AND VENUE OF SUCH COURTS.
Section 11.9    JURY WAIVER. THE PARTIES IRREVOCABLY WAIVE THE RIGHT TO BRING SUCH ACTION IN A COURT OTHER THAN THE COURTS DESCRIBED IN SECTION 11.8 (GOVERNING LAW; VENUE; JURISDICTION). EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

Section 11.10    No Third-Party Beneficiaries. Except as set forth in ARTICLE X (Indemnification), nothing expressed or implied in this Agreement is intended to confer on any Person other than Buyer, Seller, and each of their successors and permitted assigns, any rights or obligations under this Agreement.
Section 11.11    Rules of Construction.
(a)    All article, section, schedule, and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes. Any capitalized terms used in any article, section, schedule or exhibit to this Agreement and not otherwise defined therein shall have the meanings set forth in this Agreement.
(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” means “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. All references to threatened mean “threatened in writing, or, to Seller’s Knowledge, otherwise.” Unless expressly provided to the contrary, the word “or”, “either” or “any” shall not be exclusive. Any reference herein to any Contract or other agreement or instrument means such Contract or other agreement or instrument as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent. The phrase “made available”, “provided to” or similar phrases when used in reference to a document means that the document was made available (and continuously accessible) for viewing in the Company’s electronic data room hosted by Datasite at least one (1) Business Day prior to the date hereof.
(c)    The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(d)    The captions and section headings in this Agreement, including the table of contents, are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
(e)    All references to currency in this Agreement shall be to, and all payments required hereunder shall be paid in, U.S. Dollars.
(f)    All accounting terms used but not expressly defined in this Agreement have the meanings given to them under GAAP.
Section 11.12    Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties accordingly agree that the Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which either Party may have under this Agreement or otherwise.
Section 11.13    Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A signature page to this Agreement or any other document prepared in connection with the transactions contemplated by this Agreement which contains a copy of a Party’s signature and which is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party’s execution and delivery of this Agreement or such other document, including a document sent by facsimile transmission or by email in portable document format (pdf), shall have the same effect as if such Party had executed and delivered an original of this Agreement or such other document.
[Signature pages follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned Party as of the date first written above.

SELLER:

NATIONAL OILWELL VARCO, L.P.

By: NOW Oilfield Services, LLC, its general partner

By: /s/ Peter F. Vranderic
Name: Peter F. Vranderic
Title: Vice President and Assistant Secretary

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned Party as of the date first written above.

BUYER:

CEMC SERVICES, LLC

By: /s/ Kerry Cole
Name: Kerry Cole
Title: President

BUYER GUARANTOR, Solely for the purposes of Section 6.3(c ) and Section 6.12:

ARCOSA, INC.

By: /s/ Mark Elmore
Name: Mark Elmore
Title: Corporate Secretary

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]